As Filed with the Securities and Exchange Commission on August 9, 2004
                                                     Registration No. 333-110934


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                     --------------------------------------

                                 AMENDMENT NO. 4
                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     --------------------------------------


                              RIDDLE RECORDS, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)



             Nevada                          3652                 88-0507969
-------------------------------  ----------------------------  ----------------
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)   Classification Code Number)   Identification
                                                                Number)

                       9595 Wilshire Boulevard, Suite 700
                             Beverly Hills, CA 90212
                                 (310) 273-2407
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Offices)


                     --------------------------------------
                                 Jacques Tizabi
                                    President
                       9595 Wilshire Boulevard, Suite 700
                             Beverly Hills, CA 90212
                                 (310) 273-2407
 ------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number of Agent for Service)


                     --------------------------------------
                                    Copies to
                             Thomas J. Poletti, Esq.
                               Ted Weitzman, Esq.
                           Kirkpatrick & Lockhart LLP
                       10100 Santa Monica Blvd., 7th Floor
                              Los Angeles, CA 90067
                            Telephone (310) 552-5000
                            Facsimile (310) 552-5001
                     --------------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE
================================================================================


  Title of each class of securities to be registered
                                                                                                  Maximum
                                                                           Maximum aggregate     aggregate
                                                         Amount to be       offering price        offering          Amount of
                                                          registered         per share(1)         price(1)       registration fee
-------------------------------------------------------- ---------------- ------------------- ----------------- -------------------
Class A common stock, $0.001 par value                      8,000,000           $.002             $16,000             $1.30*
======================================================== ================ =================== ================= ===================

*    Previously paid.
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) and (o) to the Securities Act of 1933.

--------------------------------------

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED AUGUST 9, 2004


                                   PROSPECTUS


                              RIDDLE RECORDS, INC.

                    8,000,000 SHARES OF CLASS A COMMON STOCK



     We are registering 8,000,000 shares of our Class A common stock on behalf of our selling stockholders. We will not receive any proceeds from this offering. This offering will terminate on _________ ___, 2004.

     There is no public market for these shares prior to this offering. The current offering price as of the date of this prospectus is $.002 per Class A common share, which is equal to the per share purchase price paid by the selling stockholders. Selling stockholders will sell these shares at the fixed price of $.002 per Class A common share until the shares are quoted on the OTC Bulletin Board. However, once our Class A common stock is quoted on the OTC Bulletin Board and there is an established market for these shares, the selling stockholders may sell the shares of Class A common stock from time to time at market prices prevailing on the OTC Bulletin Board at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR CLASS A COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________________________________________________________________________
The information in this prospectus is not complete and may be amended. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
________________________________________________________________________________

                  The date of this prospectus is _______, 2004

                              RIDDLE RECORDS, INC.

                                TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

PROSPECTUS SUMMARY..................................................        4

RISK FACTORS........................................................        7

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...................       16

USE OF PROCEEDS.....................................................       16

DIVIDEND POLICY.....................................................       16

DILUTION............................................................       16

MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATIONS..........       17

BUSINESS............................................................       20

MANAGEMENT..........................................................       26

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS......................       29

PRINCIPAL STOCKHOLDERS..............................................       30

DESCRIPTION OF CAPITAL STOCK........................................       31

SHARES ELIGIBLE FOR FUTURE SALE.....................................       35

SELLING STOCKHOLDERS................................................       36

PLAN OF DISTRIBUTION................................................       38

DETERMINATION OF OFFERING PRICE.....................................       40

LEGAL MATTERS.......................................................       40

EXPERTS.............................................................       40

WHERE YOU CAN FIND MORE INFORMATION ABOUT US........................       40

INDEX TO FINANCIAL STATEMENTS.......................................      F-1

                               PROSPECTUS SUMMARY

     This summary highlights selected information in this prospectus, but it may not contain all of the information that is important to you. To better understand this offering, and for a more complete description of the offering, you should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements, which are included elsewhere in this prospectus.

                                   Our Company

     We were incorporated in Nevada in August 2001 and recently established our company as an independent record label to capitalize on the growth of the music industry and that of the "hip-hop" and rap genres in particular. By identifying and representing new, high-potential artists in these categories, our primary objective will be to successfully introduce these artists to large audiences and create a loyal following from fans. As a record label, Riddle Records expects to be directly involved in each stage of developing the careers of our artists. We do not have any clients to date, although our plan for the next twelve months is to focus on acquiring artists as clients and developing our brand name within the music industry. The four key responsibilities of Riddle Records will include the production, manufacturing, distribution and promotion of our artists' music.

                                  The Offering

Total shares outstanding:
------------------------------------------------------------
  Class A common stock(1)(2)................................ 20,771,750 shares
  Class B common stock(2)................................... 12,000,000 shares
Maximum Class A common shares of offered by
  selling stockholders...................................... 8,000,000 shares
Price per Class A common share offered to the public........ $.002
Termination of the offering................................. The offering will terminate on ____,
                                                             2004.
Use of proceeds from the sale of the                         We will not receive
  Class A common                                             any proceeds from
  shares.................................................... this offering.

-----------------
     (1) Excludes 5,000,000 shares of our Class A common stock reserved for issuance under our stock option plan, none of which have been issued to date.
     (2) The holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share.
-----------------

                             Additional Information

     In this prospectus, the terms "Riddle Records," "we," "us," and "our" refer to Riddle Records, Inc., a Nevada corporation, and, unless the context otherwise requires, "Class A common stock" refers to our Class A common stock, par value $0.001 per share and "Class B Common Stock" refers to our Class B common stock, par value $0.001 per share. Unless otherwise noted, all share and per share information in this prospectus gives effect to the recapitalization discussed below and a 480-for-1 stock split, each effected in November 2003.

                              --------------------

     Our executive offices are located at 9595 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212. Our telephone number is (310) 273-2407. Our website is www.riddlerecords.com. None of the information on or hyperlinked from our website is incorporated by reference into this prospectus.

                              The Recapitalization

     In November 2003, we effected a recapitalization whereby we authorized two new classes of common stock, Class A common stock and Class B common stock. Prior to the recapitalization, Jacques Tizabi and Ali Moussaui, who are the sole officers and directors of our company, each held 12,000,000 shares of our common stock. Pursuant to the recapitalization, shares of our common stock were converted into shares of Class A common stock and Class B common stock, and as a result, Jacques Tizabi and Ali Moussavi each received 6,000,000 shares of our Class A common stock and 6,000,000 shares of our Class B common stock. All other shares of common stock held by our other stockholders were converted into shares of our Class A common stock. The Class A common stock and the Class B common stock have identical rights other than with respect to voting, conversion and transfer. The Class A common stock is entitled to one vote per share while the Class B common stock is entitled to ten votes per share on all matters submitted to a vote of our stockholders. The shares of Class B common stock are convertible at any time at the option of the holder into shares of Class A common stock on a share-for-share basis. In addition, shares of Class B common stock are automatically converted into a like number of shares of Class A common stock upon any transfer to any person or entity which is not a permitted transferee (as defined in our articles of incorporation). After the recapitalization, each of Jacques Tizabi and Ali Moussavi was the beneficial owner of 6,000,000 shares of our Class A common stock, and 6,000,000 shares of Class B common stock, which represented 58.0% of our issued and outstanding Class A common stock, 100% of our issued and outstanding Class B common stock, 73.4% of our total equity and 93.8% of our total voting power. As a result of such ownership, Jacques Tizabi and Ali Moussavi will be able to control the vote on substantially all matters submitted to a vote of our stockholders, including the election of directors and the approval of extraordinary corporate transactions.

                             Summary Financial Data

     The following table sets forth summary financial data for Riddle Records. The information should be read in conjunction with the financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

                                                  August 8, 2001
                                                    (Inception)
                                                   through June      Year Ended     Nine Months Ended
                                                     30, 2002       June 30, 2003     March 31, 2004
                                                   ------------     -------------   -----------------

Statement of Operations Data:

   Revenue..................................              --                --               --
   Expenses.................................              146               411           88,743
   Net (loss) (1)...........................             (146)             (454)          89,726
   Net (loss) per common share (1)..........                *                 *                *
   Weighted average shares
     outstanding............................       24,000,000        24,000,000       30,255,369

--------------------------------------------------------------------------------
                                                            As of March 31, 2004
                                                            --------------------
       Balance Sheet Data
       Cash ...................................................    2,428
       Working capital/(deficit)...............................  (45,335)
       Total current assets....................................    2,428
       Total assets............................................    5,250
       Total current liabilities...............................   47,763
       Long-term obligations, excluding current portion........   -------
       Total stockholders' equity/(deficit)....................  (42,513)

------------------
     *    Less than $.01 per share.
     (1) See note 1 of the notes to financial statements for a description of the computation of net loss per share and the number of shares used in the per share calculation.
------------------

                                  RISK FACTORS

     This offering and any investment in our Class A common stock involve a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our Class A common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our Class A common stock could decline, and you may lose all or part of your investment in our Class A common stock.

RISKS RELATED TO OUR FINANCIAL RESULTS

     If we are unable to successfully obtain additional financing we will not have sufficient cash to continue operations.
--------------------------------------------------------------------------------
     We will need to raise additional funds in order to satisfy our future liquidity requirements. We currently anticipate that our available cash resources will be sufficient to meet our anticipated needs for working capital and capital expenditures through June, 2004. However, we may require additional funds earlier to the extent our level of operations significantly expands. It is unlikely that we will be able to generate sufficient cash flows from operations to meet any unexpected cash requirements during the next six months or to meet our anticipated needs for working capital and capital expenditures thereafter. It is likely that we will seek to meet these liquidity requirements through public or private equity offerings or debt financings. Current market conditions present uncertainty as to our ability to secure additional financing. There can be no assurances that we will be able to secure additional financing, or obtain favorable terms on such financing if it is available, or as to our ability to achieve positive cash flow from operations. Continued negative cash flows create substantial doubt about our ability to implement our operating plan and we may have to reduce the scope of our planned operations. If cash and cash equivalents, together with cash generated from operations, if any, are insufficient to satisfy our liquidity requirements, we will not have sufficient resources to continue operations.

     We have experienced operating losses since our inception and our auditors have indicated substantial doubt concerning our ability to continue operations as a going concern.
--------------------------------------------------------------------------------
     We have earned no revenue since our inception and have incurred a net loss of $90,326 from inception through March 31, 2004. We expect to continue to incur substantial losses and may not generate significant revenue, if any, for the immediate future. Our independent certified public accountants have noted that we have an accumulated deficit, so our ability to continue as a going concern prior to the generation of significant revenue is dependent upon obtaining additional financing for our planned operations. If we fail to generate enough working capital, either from future equity or debt sales or revenue from operations, our ability to expand and complete our business plan will be materially affected, and you may lose all or substantially all of your investment.

     It is difficult to evaluate our business and prospects because we have a limited operating history.
--------------------------------------------------------------------------------
     Although we were incorporated in August 2001, we are a development stage company and have had no significant operations to date. Because we have a limited operating history, it is difficult to accurately predict whether and when we will generate any revenue or to evaluate our future prospects and an investment in our Class A common stock. Our prospects are uncertain and must be considered in light of the risks, expenses and difficulties frequently encountered by independent record labels in the early stages of development.

     Our operating results may prove unpredictable, and, if a market for our Class A common stock develops, our Class A common stock price may decrease or fluctuate significantly.
--------------------------------------------------------------------------------
     Our operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. If a market for our Class A common stock develops and our operating results fluctuate negatively in any future quarter, the trading price of our Class A common stock may fall significantly. Factors that may cause our operating results to fluctuate significantly include the following:

o    our ability to generate enough working capital from future equity sales;

o    our ability to recruit and retain new artists;

o the level of commercial acceptance by the public of the music offerings of our artists;

o the long-term commercial success of our artists and their songs with the public;

o    the timing and success of our promotions of our artists;

o fluctuations in the levels of consumer purchasing activity relating to the purchase of recorded music;

o the level of commercial success achieved by new music and new music products introduced by us or by our competitors;

o our ability to enter into joint venture distribution and promotion agreements, which reduce our risk in investing in new unproven artists;

o fluctuations in the demand for recorded music sales and products associated with music and other entertainment events;

o extensive competition in the music industry, including direct competition for talent from major recording labels, substantially all of which have significantly greater capital resources and infrastructure than we have;

o the general threat to the music industry posed by the dissemination of free music over the internet;

o the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure; and

o general economic conditions and economic conditions specific to the music industry.

     We expect that we will experience seasonality in our business, reflecting traditional retail seasonality patterns affecting sales of recorded music. Sales in the traditional retail music industry are significantly higher in the fourth calendar quarter of each year than in the preceding three quarters. However, to date, our limited operating history makes it difficult to ascertain the effects of seasonality on our business.

RISKS RELATED TO OUR BUSINESS

     We are a development stage independent record label with no experience in the market, and failure to successfully compensate for this inexperience may adversely impact our ability to successfully generate revenue.
--------------------------------------------------------------------------------
     We operate as independent record label with no substantial tangible assets in a highly competitive industry. Our management has no significant experience in managing an independent record label. We have little operating history, no client base and no revenue to date. This makes it difficult to evaluate our future performance and prospects. Our prospectus must be considered in light of the risks, expenses, delays and difficulties frequently encountered in establishing a new business in an emerging and evolving industry characterized by intense competition, including:

o our business model and strategy are still evolving and are continually being reviewed and revised;

o we may not be able to raise the capital required to develop our initial client base and reputation;

o we may not be able to successfully implement our business model and strategy; and

o    our management has not worked together for very long.

     We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and the value of your investment in our company will decline.

     If we are initially unable to attract new artists to our label, we will not succeed in our business plan, and even if we are initially able to attract new artists, we will be dependent on their success with us to sign additional new artists.
--------------------------------------------------------------------------------
     We have not signed any artists and may not be successful in signing any artists. In order to attract and sign our initial artists, we will need to overcome the fact that we are a start-up independent record label with no experience in the industry. Artists may be unwilling to be associated with our company because of our lack of expertise and lack of brand name. Even if we do attract initial artists, in order for us to sign additional new artists, any principal artists that we initially sign must remain with us, become popular with our customers and thereafter sustain their popularity. Our business would be adversely affected by:

o our inability to recruit new artists with commercial promise and to enter into production and promotional agreements with them;

o    the loss of popularity of any artists that we may sign;

o increased competition to maintain relationships with any artists that we may sign;

o    non-renewals of current agreements with any artists that we may sign; and

o    poor performance or negative publicity of any artists that we may sign.

     If we are not successful in promoting any artists that we may sign, we will be unable to successfully generate revenue.
--------------------------------------------------------------------------------
     We expect that any future revenues will be primarily derived from a specified percentage of the income generated by any artists that we may sign so, to operate successfully, we must attract and retain highly qualified artists as clients. We face intense competition for qualified personnel in the entertainment industries, and any clients that we may sign will face intense competition in achieving success and steady income generation in these industries. If we are unable to successfully promote our clients, we will not generate revenues.

     If our music offerings are not commercially successful, we will be unable to successfully generate revenue.
--------------------------------------------------------------------------------
     We expect a significant amount of our revenue to come from the production and distribution of records, as well as the use of our artists' music in feature films and television programs. The success of these music offerings depends primarily upon their acceptance by the public, which is difficult to predict. The commercial success of a record, feature film or television program depends on consumer taste, the quality and acceptance of competing offerings released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change quickly. Because we expect the popularity of our music offerings to be a significant factor driving the growth of our company, if we fail to produce records with broad consumer appeal, we will be unable to successfully generate revenue.

     The music industry is extremely competitive and we may not be able to compete successfully against other record labels, both large and small, for both artists and the public's attention.
--------------------------------------------------------------------------------
     The market for the promotion and distribution of music is extremely competitive and rapidly changing. We currently and in the future face competitive pressures from numerous actual and potential competitors. Many of our current and potential competitors in the recorded music business have more substantial competitive advantages than we have, including:

o    longer operating histories;

o    significantly greater financial, technical and marketing resources;

o    greater brand name recognition;

o    better distribution channels;

o    larger client bases of artists; and

o    more popular content or artists.

     Our competitors may be able to respond more quickly to new or emerging technologies and changes in the public's musical tastes and devote greater resources to identify, develop and promote artists, and distribute and sell their music offerings than we can.

     Our success depends in large part on our current key personnel and our ability to attract and retain additional key personnel, which we may or may not be able to do.
--------------------------------------------------------------------------------
     Our success depends largely on the skills, experience and reputation of our president, Jacques Tizabi and our director, Ali Moussavi, and the contacts that they each have with a number of music and entertainment industry professionals. Additionally, we hope to attract additional key personnel who can contribute to our success in various ways. The loss or unavailability of either Messrs. Tizabi or Moussavi for any significant period of time, and/or our inability to attract additional key personnel could have a material adverse effect on our ability to conduct our business. We do not have any employment agreements with any of our officers, directors or employees.

     The members of our management team  have limited experience in leadership roles in the music industry or in a public company and may be unable to successfully lead us to profitability.
--------------------------------------------------------------------------------
     We cannot assure you that our management team will be able to successfully lead an independent record label. Our officers have limited significant experience in this industry. We have not signed any artists and may not be successful in signing any. The failure of our management team to adequately handle these challenges would have a material adverse effect on our ability to conduct our business.

     Unless our artists develop a strong brand identity, our business may not grow and our financial results may suffer.
--------------------------------------------------------------------------------
     We believe that historical growth and brand recognition are important factors not only in persuading artists to choose us as their record label, but also in our ability to effectively utilize the dominant marketing resources in the music industry (radio, public relations, trade publications, etc.). We believe that our ability to promote and strengthen our brand will be critical to attracting artists and achieving widespread acceptance of their music. However, brand promotion activities may not yield revenues, and even if they do, any such revenues may not offset the expenses we incur in building our brand.

     We may be liable to third parties for music and other content that is on the compact discs we will produce and distribute.
--------------------------------------------------------------------------------
     We may be liable to third parties for the content on the compact discs that we expect to distribute:

o if the music, text, graphics, or other content on our compact discs violates their copyright, trademark, or other intellectual property rights;

o if our artists violate their contractual obligations to others by providing content on our compact discs; or

o    if anything on our compact discs is deemed obscene, indecent or defamatory.

     We will attempt to minimize these types of liability by requiring representations and warranties relating to our artists' ownership of and rights to distribute and submit their music and by taking related measures to review content on our compact discs. However, alleged liability could harm our business by damaging our reputation, requiring us to incur legal costs in defense, exposing us to awards of damages and costs and diverting management's attention away from our business.

     Many of our anticipated artist agreements are expected to be short-term and we will face the risk of losing them to competitors with greater resources.
--------------------------------------------------------------------------------
     We believe that our future success will depend in large part upon our ability to maintain any anticipated artist agreements. If we become unable to provide valuable services to any artists that we may sign, or if we otherwise fail to maintain good relations with such artists, they may elect to terminate their agreements with us when their contractual term expires, or they may elect not to renew their agreements with us. We expect that our agreements with many artists will have a term of only one year, and these artists will have the option of electing whether or not to renew their contracts on a year-to-year basis. If an artist elects to terminate his or her agreement with us, we would not necessarily earn any revenues from recordings, tours other commercial properties, which we have not produced during the term of our relationship. In addition, if we cannot provide adequate incentives for these artists to remain with us, our efforts to sign new artists will be impaired. Furthermore, historically, when recording artists have achieved substantial commercial success they have sought to renegotiate the terms of their recording agreements. This may adversely effect our future profitability with respect to such artists.

     If we have difficulty enforcing our intellectual property right our future profitability may suffer.
--------------------------------------------------------------------------------
     The decreasing cost of electronic equipment and related technology has made it easier to create unauthorized versions of audio and audiovisual products such as compact discs, videotapes and DVDs. A substantial portion of our revenue is expected to come from the sale of audio and audiovisual products potentially subject to unauthorized copying. Similarly, advances in Internet technology have increasingly made it possible for computer users to share audio and audiovisual information without the permission of the copyright owners and without paying royalties to holders of applicable intellectual property or other rights. While we do not currently hold any intellectual property rights, intellectual property rights to information that is potentially subject to widespread, uncompensated dissemination on the Internet is expected to represent a substantial portion of our market value. If we fail to obtain appropriate relief through the judicial process or the complete enforcement of judicial decisions issued in our favor, or if we fail to develop effective means of protecting our intellectual property or entertainment-related products and services, our future profitability may suffer.

RISKS RELATED TO OUR CAPITAL STRUCTURE

     The control by our majority stockholders, and their disparate voting rights, may make certain transactions impossible without the approval of these majority stockholders.
--------------------------------------------------------------------------------
     We are controlled by Jacques Tizabi and Ali Moussavi, who beneficially own 57.8% of our Class A common stock and 100% of our outstanding Class B common stock (or approximately 73.2% of our outstanding capital stock). The holders of Class A common stock and Class B common stock have identical rights except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on all matters submitted to a vote of the stockholders. As a result, Messrs. Tizabi and Moussavi hold approximately 93.8% of the aggregate number of votes eligible to be cast by our stockholders. Therefore, Messrs. Tizabi and Moussavi will be able to control substantially all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions, and will also have control over our management and affairs. As a result of such control, certain transactions may not be possible without the approval of Messrs. Tizabi and Moussavi, including proxy contests, tender offers, open market purchase programs or other transactions that could give our stockholders the opportunity to realize a premium over the then-prevailing market prices for their shares of Class A common stock. The differential in the voting rights could adversely affect the value of the Class A common stock to the extent that investors or any potential future purchaser of our company view the superior voting rights of the Class B common stock to have value.

     Some provisions of our articles of incorporation and bylaws may deter takeover attempts, which may limit the opportunity of our stockholders to sell their shares at a favorable price.
--------------------------------------------------------------------------------
     Some of the provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders by providing them with the opportunity to sell their shares possibly at a premium over the then market price.

     For example, our articles of incorporation authorizes the board of directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. No shares of preferred stock are outstanding or will be outstanding upon the closing of this offering and we have no present plans for the issuance of any preferred stock. The issuance of any preferred stock, however, could diminish the rights of holders of our Class A common stock, and therefore could reduce the value of our common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change in control, thereby preserving the current stockholders' control.

     In addition, Messrs. Tizabi's and Moussavi's substantial beneficial ownership position, together with the authorization of preferred stock, the disparate voting rights between the Class A and Class B common stock, and the lack of cumulative voting in the Company's Certificate of Incorporation and Bylaws, may have the effect of delaying, deferring or preventing a change in control of our company, may discourage bids for our Class A common stock at a premium over the market price of the Class A common stock and may adversely affect the market price of our Class A common stock.

RISKS RELATED TO THIS OFFERING

     Since our Class A common stock has never been traded, prices for our Class A common stock may decline after the offering and investors may have difficulty selling their securities.
--------------------------------------------------------------------------------
     There is no public market for our Class A common stock and we cannot assure you that a market will develop or that any stockholder will be able to liquidate his investment without considerable delay, if at all. Neither we nor our selling stockholders have engaged an underwriter for this offering, and we cannot assure you that any brokerage firm will act as a market maker of our securities. A trading market may not develop in the future, and if one does develop, it may not be sustained. If an active trading market does develop, the market price of our Class A common stock is likely to be highly volatile due to, among other things, the nature of our business and because we are a new public company with a limited operating history. The market price of our Class A common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

o    variations in our quarterly operating results;

o    changes in securities analysts estimates of our financial performance;

o    changes in general economic conditions and in the music retailing industry;

o    changes in market valuations of similar companies;

o announcements by us or our competitors of significant new contracts with artists, acquisitions, strategic partnerships or joint ventures, or capital commitments;

o loss of a major artist, partner or joint venture participant or the failure to effectively exploit the catalogs of our musicians; and

o    the addition or loss of key managerial and creative personnel.

     The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our Class A common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

     There is a substantial number of shares eligible for future sale which could adversely affect the price of our Cass A common stock.
--------------------------------------------------------------------------------
     The sales of substantial amounts of our Class A common stock in the public market or the prospect of such sales could materially and adversely affect the market price of our Class A common stock. Jacques Tizabi and Ali Moussavi, who each beneficially own 6,000,000 shares of our Class A common stock and 6,000,000 shares of our Class B common stock, have received certain registration rights to sell shares of Class A common stock held by them and issuable upon conversion of their shares of Class B common stock in the public market. We also intend to register the shares of our Class A common stock reserved for issuance pursuant to our Stock Option Plan.

     We do not intend to pay dividends to our stockholders, so you will not receive any return on your investment in our company prior to selling your interest in Riddle Records.
--------------------------------------------------------------------------------
     We have never paid any dividends to our stockholders. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. If we determine that we will pay dividends to the holders of our Class A common stock, we cannot assure that such dividends will be paid on a timely basis. As a result, you will not receive any return on your investment prior to selling your shares in our company.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates", "believes", "plans", "expects", "future", "intends" and similar expressions to identify these forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks described in "Risk Factors" and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of Class A common stock by the selling stockholders.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our Class A common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.

                                    DILUTION

     As we are not receiving any proceeds of this offering, and none of the shares offered in this prospectus are currently being offered, as of the date of this prospectus, at a price higher than the value paid by the selling stockholders at the time of purchase, we do not anticipate any dilutive effect in connection with this offering.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                               PLAN OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under "Risk Factors" and elsewhere in this prospectus.

Plan of Operations

     We were incorporated in Nevada in August 2001 and recently established our company as an independent record label to capitalize on the growth of the music industry and that of the "hip-hop" and rap genres in particular. By identifying and representing new, high-potential artists in these categories, our primary objective will be to successfully introduce these artists to large audiences and create a loyal following from fans. As a record label, Riddle Records expects to be directly involved in every stage of developing the careers of our artists. The four key responsibilities of Riddle Records will include the production, manufacturing, distribution and promotion of our artists' music.

     We have a limited operating history, no client base and no revenue to date. Our specific plan of operations for the next 12 months is based primarily on the development of our business, including our brand name within the music industry, and the signing of our initial artists. During the next 12 months, we plan to focus on acquiring two to five artists as clients and developing our brand name within the music industry. We anticipate expenditures of approximately $275,000 over the next 12 months to maintain our business. Of this amount, approximately $25,000 will be spent on rent for a sub-lease for office space expected to be entered into with Astor Capital within the next six months and possibly for studio rental time as part of the production costs for the artists that we sign as clients, $125,000 on general and administrative costs (which includes legal and other professional costs including the costs of this offering), and $125,000 on artist development, which includes entertainment, travel, costs to promote those artists that we acquire as clients and $20,000 for consultant and advisory fees. We expect that these amounts will be sufficient to cover all of our anticipated costs including general and administrative expenses for the next 12 months, and we do not anticipate any other material operational costs for the next 12 months. Given the current lack of revenues, the lack of proceeds from this offering and the lack of a client base, we will be required to rely primarily on the sale of additional equity and debt securities to fund our operations. If we raise less than $275,000, we expect to scale back our planned operations and cut back our general and administrative and artist development costs in equal proportions. To the extent we are unable to raise sufficient financing, we will not have sufficient cash to continue operations. See "Risk Factors -- Risks Related to Our Financial Results."

     We expect that our promotional efforts on behalf of our clients will primarily consist of the creation of electronic presentations of their projects and talent typically on compact disc or online, the distribution of these presentations to the appropriate parties in the music industry, the introduction of our clients to related industry decision-makers, and the making of personal presentations on behalf of our clients to prospective interested parties.

     During the next 12 months, we intend to focus our efforts on creating an awareness within the music industry of our business. While none of our existing directors or officers has prior business experience with a record label company, these persons have arranged informal advisory arrangements with a number of industry professionals who have agreed to afford our company access to their existing relationships in the music and entertainment industry. We have entered into an arrangement with Malik Miller, who is providing us legal services in the areas of music and entertainment law for approximately $1,500 per month. In addition, two artist and repertoire (A&R) advisors are providing us with introductions to their contacts within the music and entertainment industry as well as scouting and identifying for us new, high-potential artists performing at showcases, clubs and other small venues. These A&R advisors are providing their services with the understanding that if we sign any artists that they introduce to us, they will receive compensation at a negotiated royalty rate on future sales of those artists' products. We have and intend to continue to market our business by generally making those in the music and entertainment industry aware of the services we will provide. Our marketing efforts undertaken to date include generating interest in our record label by word-of-mouth and passing out cards and other promotional materials and at concerts and other music events, and networking with other professionals at courses, seminars and other music and entertainment industry gatherings. Our goal is to build a database of industry participants through these advisory relationships and to thereafter build upon that database through referrals from existing

After our initial marketing campaign, we anticipate that further marketing of our company will be conducted almost exclusively through word-of-mouth. During our first year of operations, we intend to start identifying clients that show promise but require our services to move forward, and clients that we determine are likely to generate recurring revenues. We intend to derive these initial clients from that pool of industry referrals and relationships referenced above. Following that, we anticipate using these initial clients to generate sufficient revenue to maintain our operating expenses.

     As discussed in our risk factors, we are engaged in a highly competitive environment. A continued slowness in the economy, as a result of terrorist attacks, market decline, the war in Iraq, or a combination thereof appears to have resulted in a general reduction in music industry. In addition, new technology, such as the ability of individuals to burn their own compact discs, rather than purchase new compact discs, has reduced the amount of revenue artists receive for their work. This may affect our revenue stream in projects in which we receive a percentage of the artist's revenue.

Results Of Operations

     We are a development stage company. We have not generated any revenue since inception through March 31, 2004.

     Operating expenses from inception through March 31, 2004 is comprised of general and administrative fees of $88,520, and depreciation expenses of $780.

     We had a net loss for the period from inception through March 31, 2004 of $90,326.

Liquidity and Capital Resources

     We are not engaged in a capital-intensive business. Our costs are primarily incurred by the business development costs, travel and entertainment related to our business operations, and business overhead normal to an independent record label business. We have generated a net amount of $52,413 as of June 30, 2004 through the private sales of restricted Class A common stock to 28 accredited investors and received loans from our principal shareholders in the aggregate amount of $3,700. The loan, which was recently extended for six months, bears interest at the rate of 5% per annum and is payable upon the sooner of October 7, 2004 or upon our company raising additional funding of more than $50,000. Of these amounts, $29,000 has been used to date to pay professional fees secured in connection with this offering and $5,212 was paid as placement agent fees to Astor Capital, Inc., of which each of our directors is a co-founder and managing partner.

     As of June 30, 2004, we had approximately $2,518 in available cash. We will need to raise additional funds in order to satisfy our future liquidity requirements, including working capital to fund the cash requirements of our company as well as expand our business during the next six months and capital expenditures that primarily relate to the costs of this offering and the initial costs involved with the organization of our company. It is unlikely that we will be able to generate sufficient cash flows from operations to meet any cash requirements during the next six months or to meet our anticipated needs for working capital and capital expenditures thereafter. Depending on the number of artists that we sign as clients within the next 12 months, we anticipate being required to raise between $200,000 and $1,000,000 in order to satisfy future liquidity requirements. We will have to meet these liquidity requirements through public or private equity offerings or debt financings. We may be unable to obtain any required additional financing on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we will be unable to fund our expansion, successfully promote our brand, sign and develop any artists and promote and produce any signed artists, respond to competitive pressures or take advantage of acquisition opportunities, any of which would have a material adverse effect on our business. If we raise additional funds through the issuance of equity securities, our stockholders may experience dilution of their ownership interest, and the newly-issued securities may have rights superior to those of our Class A common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends. There can be no assurances that we will be able to secure additional financing, or obtain favorable terms on such financing if it is available. Continued negative cash flows create substantial doubt about our ability to fully implement our operating plan and we may have to reduce the scope of our planned operations, which may jeopardize our ability to continue our business. If cash and cash equivalents, together with any cash generated from operations, are insufficient to satisfy our liquidity requirements, we will not have sufficient resources to continue operations. We estimate that the expenses of this offering will be approximately $119,000, of which $25,000 has been paid to date. We will be required to raise additional funds through the sale of equity or debt securities to satisfy these payables related to this offering.

                                    BUSINESS

     We recently established our company as an independent record label to focus on signing artists in the "hip-hop" and rap genres particularly. We believe the "hip-hop" and rap genres represent a growing portion of the music industry. By identifying and representing new, high-potential artists in these categories, our primary objective will be to successfully introduce these artists to large audiences and create a loyal following from fans. As a record label, Riddle Records expects to be directly involved in every stage of developing the careers of our artists. Our plan for the next 12 months is to focus on acquiring artists as clients and developing our brand name within the music industry.

     We had no substantial operations from inception through August 2003. In August 2003, we commenced operations as an independent record label by establishing our business model, raising initial monies through the sale of our equity securities and solidifying informal advisory agreements with a number of industry professionals who agreed to afford our company access to their existing relationships in the music and entertainment industry. We have, and intend to continue to market our business model by generally making those in the music and entertainment industries aware of the services we will provide. We have had discussions with a number of artists, but have not signed any artist as of the date of this Prospectus.

Industry Background

     The record label industry consists of companies that sign music artists and distribute their record products. We believe that most new artists seek a record label that will finance the production, manufacture, distribution and promotion of an album in return for a vested interest in the artist's commercial success. While these costs are not substantial as compared to costs associated with similar efforts for more established artists, many new artists are unable to finance even these limited costs at this early stage of their careers. The substantial portion of music produced, manufactured and distributed in the United States is effected by five major companies that control more than 200 "large record labels." The remaining portion is effected by "independent record labels," which are those labels not affiliated with the five major companies.

     We believe that most artists who sign with an independent record label do so only after first attempting to obtain a contract with a major record label. Most agreements between independent record labels and artists are relatively short, typically for one or two albums, or even just a few singles.

     Record labels, whether large or independent, derive revenue from two key forms of assets--the artists whom they sign and copyrights on the artists' music. Signed artists comprise a record label's product base, while copyrights and other intellectual property represent the quantifiable assets of the record label.

     Independent record labels typically do not pay their artists advances or royalties. Instead, it is common for these smaller labels to agree to a "profit sharing deal" with their artists. In this way, any profits generated from record sales after the recoupment of recording and other costs by the record label can be split between the label and the artist in such percentages and duration as determined by the parties when the artist agrees to sign with the label.

     With regard to copyright, record labels generally own not only the master tapes of the sound recordings, but also the intellectual property rights assigned to them, which are collectively referred to as "phonographic master rights" within the music industry. Phonographic master rights can generate a long term or perpetual revenue stream stemming from a variety of sources including album sales, broadcasting and synchronization rights for films and television programming. Owning the rights to the master recordings also empowers the record label with the right to seek out licensing deals with other third party record labels and distributors.

Strategy

     We believe that there are a number of potentially commercially viable hip-hop and rap artists whom are not signed by one of the large record labels. Since the number of artists vying for the attention of each of the major record labels exceeds the number of artists that they can properly evaluate, we believe that a substantial number of these artists are rejected with many of their demo tapes never being heard. For this reason, we believe that these rejections are not always a reflection of the artists' potential. We believe this provides an opportunity for an independent record label such as us to sign quality artists at an early stage in their careers and benefit from their future success.

     While most artists would most likely prefer to sign with one of the large record labels, we believe an increasing number of artists view independent labels not only as a second option, but are interested in negotiating a deal with an independent label because of the following:

     o    more overall creative control;

     o    production credit (more royalty points);

     o    artist's choice of producer;

     o greater flexibility (a record deal consisting of up to three commercial releases of music recordings to the public rather than a substantially larger record deal with a major label for up to seven commercial releases to the public);

     o    more attention and promotional support; and

     o successful release with an independent record label gives greater leverage to artist who may wish to later deal with a major record label.

     Our strategy will be to take advantage of these factors to attract hip-hop and rap artists who we believe have the potential for commercial success, particularly with people under 30 years of age.

     We intend to remain an independent record label and have no intentions of merging with or being acquired by one of the major record labels in the foreseeable future.

Our Approach

     The four key responsibilities of Riddle Records are expected to include the production, manufacture, distribution and promotion of our artists' music. We intend to recruit and hire consultants and experienced personnel to aid in each of these areas.

     Production

     This is the process through which the artist records a master tape to be used in producing the album in formats such as compact discs and cassette tapes. As the record label representing an artist, our production responsibilities will include funding the rehearsal and recording studio time, in addition to presiding over the mixing and the mastering of the artist's master tape. We expect that the average production cost of any album would be approximately $5,000 to $50,000, which varies depending on the time an album takes to record, mix and master.


     Manufacture

     In this process, the master tape is used to create various formats of the album such as compact disc and cassette tape. All packaging, including artwork, liner notes and lyric sheets are inserted during the manufacturing stage. We expect to contract with third parties for the manufacture of our artists' albums. We intend to enter into agreements with distributors who will bear the manufacturing costs of our artists' products in exchange for a percentage of sales of those products. This percentage is typically between 10% and 30%, depending on the marketing and promotion costs that the distributor agrees to pay. This is a typical arrangement between distributors and independent record labels in the music industry, and as a result, there will be no material cost to us regarding manufacture.

     Distribution

     We intend to initially utilize independent distributors to distribute our artists' products to retail locations. Use of an independent distributor is substantially less expensive than distribution through major record labels. As a result, there will be no material costs to us regarding distribution. Distribution companies take a percentage from each sale in exchange for performing the logistical work required to place recorded products into mass merchandisers, record chains, independent record stores and other retailers.

     If our artists become commercially accepted, we may utilize a major record label company to further distribute our artists' products. Major label distribution is generally more expensive than utilizing independent distributors but is more effective due to more complete coverage of the consumer market.

     We expect to set up a website, thus ensuring an online presence, which can be used as an informational resource to promote our artists and their music, as well as potentially for e-commerce sales of their recorded products. Another alternative for us would be to sell our artist's products on third-party retail websites.

     Promotion

     Our philosophy is that every promotional effort we perform on behalf of our artists will be for the purpose of selling their records. We expect to fulfill this philosophy by focusing our efforts on promoting our artists to a target market of people under 30 years of age through their live performances to help generate record sales. We expect that the average promotion cost of any album would be approximately $2,500 to $20,000.

     We will initially concentrate our promotion efforts towards increasing sales of our recording artists' albums in the areas in which they perform live in concert. We believe that the shows should provide an opportunity to promote and sell the performing artists' albums at the concert venues and in the related cities, while also allowing for cross-promotion and sales of our other artists' albums that share a similar genre of music.

     We will also promote our artists and their music using a variety of marketing vehicles which may include music videos, print advertising, radio and/or television advertising, radio airplay, in-store appearances by artists, retail displays and product giveaways.

Clients

     We do not have any clients to date, although we expect to focus on acquiring between two and five artists as clients as part of our plan of operations for the next 12 months.

Competition

     The record label industry is largely dominated by five companies who collectively manufacture and distribute and supply the substantial portion of the music of more than 200 large record labels to the domestic market. These five companies are (1) Universal Music Group, (2) Sony Music Entertainment, (3) EMI Group, (4) Warner Brothers Music and (5) BMG Entertainment, which through the large record labels account for approximately 80% of domestic music sales. The remaining 20% of the U.S. music market is shared by approximately 2,500 independent record labels with whom we directly compete for musical talent. Due to the large number of independent record labels that exist, we are not aware of any specific independent record label with significant market share to warrant consideration as a direct competitor, but competition is fierce among all of the independent record labels as well as with the large record labels.

     The market for the promotion and distribution of music is extremely competitive and rapidly changing. We face competitive pressures from numerous actual and potential competitors. Many of our current and potential competitors in the recorded music business have more substantial competitive advantages than we have, including:

     o    longer operating histories;

     o    significantly greater financial, technical and marketing resources;

     o    greater brand name recognition;

     o    better distribution channels;

     o    larger client bases of artists; and

     o    more popular content or artists.

Intellectual Property

     Our business, like that of other companies involved in recorded music will rely on ownership, control and exploitation of musical works and sound recordings. While we do not currently hold any intellectual property rights, phonographic master rights inclusive of the sound recordings expected to be produced by our artists will be protected under applicable domestic and international copyright laws.

     Although circumstances may vary, rights and royalties relating to a particular recording typically operate as follows: when a recording is made, copyright in that recording vests either in the recording artist (and is licensed to the record company) or in the record company itself, depending on the terms of the agreement between them. Similarly, when a musical composition is written, copyright in the composition vests either in the writer (and is licensed to the music publishing company) or in the publishing company itself. Artists generally record songs that are controlled by music publishers. For songs that will be recorded by our clients in the future, we would obtain the rights to reproduce such songs on formats such as compact disc or cassette tape from the music publishers. The manufacture and sale of a compact disc, cassette tape or other sound carrier would result in royalties being payable by us to the publishing company at industry agreed upon or statutory rates for the use of the composition (and the publishing company in turn pays a royalty to the writer) and by us to the recording artist for the use of the recording.

     We operate in an industry in which revenues are adversely affected by the unauthorized reproduction of recordings for commercial sale, commonly referred to as "piracy," dissemination of recordings over the internet for free, and by home taping for personal use. We will rely on existing copyright laws to prevent unauthorized reproduction and distribution of recordings expected to be produced by our artists. However, existing copyright laws afford only limited protection. Policing unauthorized use of these recordings will be difficult and music piracy is expected to be a persistent problem, especially in certain international markets. We are aware that unauthorized copying occurs within our industry and if a significant amount of unauthorized copying of our recordings were to occur, our business would be harmed. In addition, the laws of some countries in which our recordings may be distributed either do not protect our recordings and intellectual property rights to the same extent as the laws of the United States, or these laws are weakly enforced. Legal protection of our rights may be ineffective in these countries, and as we utilize emerging technologies, such as the Internet and online services, our ability to protect our intellectual property rights is expected to become more difficult. In addition, intellectual property laws are less clear with respect to such emerging technologies. Accordingly, existing intellectual property laws may not provide adequate protection to our recordings that are disseminated in connection with emerging technologies.

     Priority and enforceability of intellectual property rights can be difficult to verify. If we violate third-party proprietary rights, including but not limited to any potential infringement resulting from our use of "Riddle Records" as our company name, we cannot assure you that we would be able to arrange licensing agreements or other satisfactory resolutions on commercially reasonable terms, if at all. Any claims, made either by us or against us, related to the infringement of third party proprietary rights could result in the expenditure of significant financial and managerial resources and/or injunctions preventing us from providing services. Such claims could severely harm our operations and ability to compete, particularly if our name becomes recognizable in the entertainment industry, as well as harm our financial position.

Employees

     As of June 30, 2004, we have two employees, Jacques Tizabi, who is our Chief Executive Officer and President, and Ali Moussavi, who is our Secretary and Treasurer. Messrs. Tizabi and Moussavi each expect to devote at least 20 hours per week on our business. We also utilize outside consultants and advisors from time to time to provide various services, including Malik Miller and Arthur Bernstein, who as outside legal counsel provide expertise in the areas of music and entertainment law, Amir Ettehadieh who scouts music talent and does promotional work, and Sohrab Ghodoosi who actively recruits talent as an artist and repertoire representative. These persons work under informal advisory relationships. Mr. Miller has more than five years of experience in music and entertainment law, and he has most recently worked as an independent legal consultant to various companies, as in-house counsel to D&D Studios, which is a music and entertainment studio, and as an attorney at the law firm of Manatt, Phelps & Phillips, LLP. Mr. Bernstein also has more than five years of expertise in music and entertainment law, and his most recent experience includes working as an independent legal consultant to various companies and as in-house counsel to Producers Entertainment Group, which is a production company. Relevant experience of each of Messrs. Ettehadieh and Ghodoosi includes extensive networking and development of contacts within the music and entertainment industry and the completion of coursework through UCLA Extension that focuses on the business aspects of the music and entertainment industry. Mr. Ettehadieh also serves as director of research and development for Universal Detection Technology (OTCBB:UDTT), which is an SEC reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, Randall Murchison and Jo D. Jonz are two artist and repertoire (A&R) advisors providing us with introductions to their contacts within the music and entertainment industry as well as scouting and identifying for us new, high-potential artists. Mr. Murchison is well-known and very involved with the hip-hop scene in Los Angeles, including having organized numerous hip-hop and rap showcases through his Music & Strength Workshop. He has also produced, edited and marketed music, video and graphics. Mr. Jonz is well-known in the rap music scene in Los Angeles, he has written and produced music, and he has performed at many clubs in Los Angeles. We expect to hire additional employees as needed in the future as our infrastructure grows. None of our employees are represented by a labor union. We consider our employee relations to be good.

Properties

     We currently do not own or lease any property. As of February 2004, we moved our corporate headquarters to 9595 Wilshire Boulevard, Suite 700, Beverly Hills, California, an office space leased by Astor Capital, Inc., a company owned by our Directors. We are occupying the office space rent-free until a sub-lease agreement is entered into with Astor Capital. We believe that this space is adequate for our current needs and plan to lease property as our business demands require in the future.

Legal Proceedings

     From time to time, we may become involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this prospectus, we are not a party to any legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

     The following table sets forth specific information regarding our executive officers and directors as of June 30, 2004.

Executive Officers and Directors       Age       Position(s)
--------------------------------       ---       -----------
Jacques Tizabi.....................    33     Chief Executive Officer, President
                                              and Chairman of the Board
Ali Moussavi.......................    32     Secretary, Treasurer and Director

     Mr. Tizabi has been the Chief Executive Officer, President and Chairman of the Board of Directors of our company since October 2001. He is the co-founder and managing partner of Astor Capital, Inc., which was founded in July 1995 and specializes in investment banking and asset management, predominantly in the area of direct private investment in public companies. Astor Capital is a registered broker-dealer. Mr. Tizabi has substantial experience in evaluating, structuring and negotiating direct investments in public companies and later stage private companies. Since October 2001, Mr. Tizabi has served as the Chief Executive Officer, President and Chairman of the Board of Universal Detection Technology formerly known as Pollution Research and Control Corp. (OTCBB:UDTT), which primarily develops and markets bio-terror detection equipment and is an SEC reporting company under the Exchange Act. Since June 2003, he has also served as a board member of Ecast Media Corporation, Inc. ("Ecast"), which is a subsidiary of NT Media Corp. of California, Inc. ("NT Media") (OTCBB:NTMM) that specializes in media and entertainment property development and is an SEC reporting company under the Exchange Act. From May 1993 to June 1995, he was a portfolio manager for AMG Capital Management, a hedge fund based in Los Angeles. Mr. Tizabi holds a B.S. degree in Business from New York University and an M.B.A. from Pepperdine University.

     Mr. Moussavi has been our Secretary and Treasurer since October 2001 and a member of our Board of Directors since August 2001. He is the co-founder and managing partner of Astor Capital, Inc., which was founded in July 1995 and specializes in investment banking and asset management, predominantly in the area of direct private investment in public companies. From January 1993 to June 1995, Mr. Moussavi was a portfolio manager for AMG Capital Management. Mr. Moussavi holds a B.A. in Mathematics from New York University. Since June 2003, he has also served as a board member of each of NT Media, an SEC reporting company under the Exchange Act (OTCBB:NTMM), and its subsidiary Ecast, which specialize in media and entertainment property development.

     Neither of our directors or officers have previous business experience with a record label company. Neither of our officers or directors believe a conflict of interest will develop between their obligations to our company and any other professional activities they engage in. However, if such conflicts do develop, we anticipate effecting a formal conflict of interest policy at that time. All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by, and serve at the discretion of, the Board of Directors. Board members are not presently compensated, but are reimbursed for their expenses associated with attending Board meetings.

Limitations on Directors' Liabilities and Indemnification

     Our articles of incorporation, as amended, provide that, except to the extent prohibited by Nevada law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty unless the breach related to acts or omissions involving intentional misconduct, fraud, or a knowing violation of law. Each of our directors will be liable under Nevada law for breach of the director's duty of loyalty to us for acts or omissions that are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Nevada law.

     Our amended and restated bylaws provide that we shall and do indemnify our directors and officers to the fullest extent permitted by Nevada law. Such right of indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by our articles of incorporation shall not be deemed exclusive of any other rights that may be provided now or in the future under any provision currently in effect or hereafter adopted by our articles of incorporation, by any agreement, by vote of our stockholders, by resolution of our directors, by provision of law or otherwise. We also intend to secure liability insurance on behalf of our directors and officers in the near future.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Executive Compensation

     Summary Compensation Table

     The following table sets forth the total compensation earned by or paid to our Chief Executive Officer and our other most highly compensated executive officers earning over $100,000.

--------------------------------------------------------------------------------
                                                   Annual Compensation
                                       ----------------------------------------
Name and Principal                                              Other Annual
    Position                     Year   Salary($)   Bonus($)    Compensation($)
------------------------------   ----   ---------   --------    ---------------

  Jacques Tizabi..............  2003      -0-        -0-             -0-
     President, Chief           2002      -0-        -0-             -0-
     Executive Officer and
     Chairman of the Board
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                     Option/SAR Grants in the Fiscal Year 2002
                                  ----------------------------------------------
                                   Number of      % of Total
                                   Securities    Options/SARs
                                   Underlying     Granted to
                                   Option/SARs   Employees in
      Name             Year       Granted (#)     Fiscal Year     Exercise Price
      ----             ----       -----------     -----------     --------------
  Jacques Tizabi....   2003           -0-            0.00%             N/A
                       2002           -0-            0.00%             N/A
--------------------------------------------------------------------------------

     We have made no provisions for cash compensation to our officers and directors, Jacques Tizabi and Ali Moussavi for their services as officers or directors. No salaries are being paid at the present time, and will not be paid unless and until there is available cash flow from operations to pay salaries. There were no grants of options or SAR grants given to our executive officers during the last fiscal year.

Stock Option Plan

     In November 2003, our Board of Directors and stockholders adopted the 2003 Stock Option, Deferred Stock and Restricted Stock Plan (the "Plan"), which provides for the grant of qualified incentive stock options ("ISOs") that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), stock options not so qualified ("NQSOs"), deferred stock and restricted stock awards ("Awards"). The Plan may be administered by either the Board of Directors or a committee of directors appointed by the Board of Directors (the "Committee"). ISOs may be granted to the officers and key employees of our company or any of its subsidiaries. The exercise price for any ISO granted under the Plan may not be less than 100% (or 110% in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the outstanding shares of our Class A common stock) of the fair market value of the shares of our Class A common stock at the time the option is granted. The exercise price for any NQSO granted under the Plan may not be less than 85% of the fair market value of the shares of our Class A common stock at the time the option is granted. The purpose of the Plan is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to those whose job performance affects our company.

     The Plan authorizes the grant of options to purchase, and Awards of, an aggregate of up to 5,000,000 shares of our Class A common stock. The number of shares of Class A common stock reserved for issuance under the Plan is subject to anti-dilution provisions for stock splits, stock dividends and similar events. If an option granted under the Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or Award will again become available for the issuance of further options or Awards under the Plan.

     Under the Plan, we may make loans available to stock option holders who are not insiders, directors or officers of our company, subject to the Committee's approval, in connection with the exercise of stock options granted under the Plan. If shares of our Class A common stock are pledged as collateral for such indebtedness, such shares may be returned to us in satisfaction of such indebtedness. If so returned, such shares of Class A common stock shall again be available for issuance in connection with future stock options and Awards under the Plan.

     No options or Awards may be granted under the Plan after November 21, 2013, provided that our Board of Directors does not otherwise amend or terminate the Plan prior to such date.

     Options granted under the Plan will become exercisable according to the terms of the grant made by the Board of Directors or the Committee. Awards will be subject to the terms and restrictions of the award made by the Board of Directors or the Committee. The Board of Directors and the Committee have discretionary authority to select participants from among eligible persons and to determine at the time an option or Award is granted, and in the case of options, whether it is intended to be an ISO or a NQSO, and when and in what increments shares covered by the option may be purchased. Under current law, ISOs may not be granted to any individual who is not also an officer or employee of our company or any subsidiary.

     The exercise price of any option granted under the Plan is payable in full
(i) in cash, (ii) by surrender of shares of our Class A common stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased, (iii) by cancellation of indebtedness owed by our company to the option holder, (iv) by a full recourse promissory note executed by the option holder, (v) by arrangement with a broker or (vi) by any combination of the foregoing. The terms of any promissory note may be changed from time to time by the Board of Directors to comply with applicable Internal Revenue Service or Securities and Exchange Commission regulations or other relevant pronouncements.

     The Board of Directors may from time to time revise or amend the Plan and may suspend or discontinue it at any time. However, no such revision or amendment may impair the rights of any participant under any outstanding stock option or Awards without such participant's consent or may, without stockholder approval, increase the number of shares of our Class A common stock subject to the Plan or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant (with the exception of adjustments resulting from changes in capitalization), materially modify the class of participants eligible to receive options or Awards under the Plan, materially increase the benefits accruing to participants under the Plan or extend the maximum option term under the Plan.

     As of June 30, 2004, no options to purchase shares of our Class A common stock had been granted or were outstanding under the Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Our promoters, as defined in Rule 405 of the Securities Act, consist of Jacques Tizabi, our Chief Executive Officer, President and Chairman of the Board, and Ali Moussavi, our Secretary, Treasurer and a Director.

     In August 2001, Messrs. Tizabi and Moussavi were each issued 12,000,000 shares of our common stock which were exchanged in November 2003 pursuant to the recapitalization described herein for 6,000,000 shares of our Class A common stock and 6,000,000 shares of our Class B common stock.

     During the year ended June 30, 2003, Mr. Tizabi advanced $3,700 to our company under a bridge note payable agreement due upon the sooner of April 7, 2004, or upon our company raising additional funding of more than $50,000, with interest at a rate of 5%. The loan was recently extended for six months and is payable upon the sooner of October 7, 2004 or upon our company raising additional funding of more than $50,000.

     Between July 2003 and April 2004, our company issued an aggregate of 8,371,250 shares of our Class A common stock to 26 accredited investors for net proceeds of $51,913 pursuant to six private offerings of securities under
Section 4(2) and Rule 506 of Regulation D under the Securities Act of 1933, as amended. Placement agent fees in the aggregate amount of approximately $5,212 were paid to Astor Capital, Inc., of which each of Messrs. Tizabi and Moussavi is a co-founder and managing partner. We expect to continue to pay placement agent fees equal to approximately 10% of proceeds in the foreseeable future for private offerings of our securities that are placed by Astor Capital.

     Since February 2004, our corporate headquarters have been located at 9595 Wilshire Boulevard, Suite 700, Beverly Hills, California, which is an office space leased by Astor Capital, Inc. We are occupying this space rent-free until a sub-lease agreement is entered into with Astor Capital, which is expected to occur within the next six months at a yet to be determined rental amount.

     Shares of our Class A common stock issuable upon conversion of shares of Class B common stock held by Messrs. Tizabi and Moussavi are subject to certain registration rights.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to us with respect to the beneficial ownership of our Class A and Class B common stock on June 30, 2004 by (i) each of our directors, (ii) each of our executive officers, (iii) each person known to us to beneficially own more than 5% of our common stock and
(iv) all of our directors and executive officers as a group. Each of such persons can be contacted at 9595 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Class A common stock underlying options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after the effective date of this offering are deemed outstanding, while such shares are not deemed outstanding for computing percentage ownership of any other person. To our knowledge, except pursuant to applicable community property laws or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares shown as beneficially owned by such stockholder.

     The percentage of total voting power is calculated based on 20,771,250 shares of Class A common stock and 12,000,000 shares of Class B common stock outstanding on June 30, 2004.



             Name of                                                                                 Percentage of
         Beneficial Owner                        Number of Shares Beneficially Owned               Total Voting Power
----------------------------------    -----------------------------------------------------------  ------------------
                                          Class A Common Stock          Class B Common Stock
                                      ---------------------------  ------------------------------
                                       Number of
                                        Class A    Percentage of     Number of     Percentage of
                                        Shares     Class A Shares  Class B Shares  Class B Shares
                                      -----------  --------------  --------------  --------------
Jacques Tizabi....................      6,000,000        28.9%          6,000,000        50.0%             46.9%
Ali Moussavi......................      6,000,000        28.9%          6,000,000        50.0%             46.9%
All directors and executive
officers as a group (2 persons)...     12,000,000        57.8%         12,000,000       100.0%             93.8%

                                       30

                          DESCRIPTION OF CAPITAL STOCK

     Of the 110,000,000 shares of capital stock authorized, 100,000,000 shares of common stock are authorized, 80,000,000 shares of which are designated as Class A common stock and 20,000,000 shares of which are designated as Class B common stock and 10,000,000 shares of preferred stock are authorized. As of June 30, 2004, there were 20,771,250 shares of Class A common stock outstanding, 12,000,000 shares of Class B common stock outstanding and no shares of preferred stock outstanding. The following description of our capital stock does not purport to be complete and is governed by and qualified by our articles of incorporation and bylaws, which are included as exhibits to the Registration Statement of which this prospectus forms a part, and by the provisions of applicable Nevada law.

Class A common stock and Class B common stock

     General

     The holders of our Class A common stock and Class B common stock have identical rights except with respect to voting, conversion and transfer.

     Our Class A common stock is not listed on any recognized exchange or quoted on any quotation medium. We cannot assure you that our Class A common stock will ever develop a market.

     Voting Rights

     Holders of our Class A common stock are entitled to one vote per share while holders of our Class B common stock are entitled to ten votes per share on all matters to be voted on by the stockholders. Holders of shares of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law or in our Certificate of Incorporation, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to our Certificate of Incorporation must be approved by a majority of the votes entitled to be cast by all shares of our Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. However, amendments to our Certificate of Incorporation that would alter or change the powers, preferences or special rights of our Class A common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of our Class A common stock, voting as a separate class. Any amendment to our Certificate of Incorporation to increase the authorized shares of any class requires the approval of a majority of the votes entitled to be cast by all shares of our Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to the rights set forth in any series of preferred stock created as described below.

     Dividends, Distributions and Stock Splits

     Holders of our Class A common stock and Class B common stock will share equally on a per share basis in any dividend declared by our Board of Directors, subject to any preferential rights of any outstanding preferred stock.

     Dividends or distributions consisting of shares of our Class A common stock and Class B common stock may be paid only as follows: (1) shares of Class A common stock may be paid only to holders of Class A common stock, and shares of Class B common stock may be paid only to holders of Class B common stock; and
(2) the number of shares so paid will equal on a per share basis with respect to each outstanding share of Class A common stock and Class B common stock. In the case of dividends or distributions consisting of other voting shares of ours, we will declare and pay such dividends in two separate classes of such voting securities, identical in all respects, except that the voting rights of each such security paid to the holders of the Class A common stock shall be one-tenth of the voting rights of each such security paid to the holders of Class B common stock, and such security paid to the holders of Class B common stock shall convert into the security paid to the holders of the Class A common stock upon the same terms and conditions applicable to the Class B common stock. In the case of dividends or distributions consisting of securities convertible into, or exchangeable for, our voting securities, we will provide that such convertible or exchangeable securities and the underlying securities be identical in all respects, except that the voting rights of each security underlying the convertible or exchangeable security paid to the holders of the Class A common stock shall be one-tenth of the voting rights of each security underlying the convertible or exchangeable security paid to the holders of Class B common stock, and such underlying securities paid to the holders of Class B common stock shall convert into the security paid to the holders of the Class A common stock upon the same terms and conditions applicable to the Class B common stock.

     We may not reclassify, subdivide or combine shares of either class of our common stock without at the same time proportionally reclassifying, subdividing or combining shares of the other class.

     Conversion of Class B common stock

     A share of our Class B common stock is convertible into a share of our Class A common stock on a share-for-share basis at the option of the holder thereof at any time, or automatically upon transfer to a person or entity which is not a permitted transferee (as defined in our articles of incorporation). In general, permitted transferees will include all holders of the Class B common stock outstanding immediately prior to this offering and any person (as defined in our articles of incorporation) that is an affiliate, spouse or descendent of any such holder, their estates or trusts for their benefit. Our Class A common stock has no conversion rights.

     Liquidation

     In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for the holders of preferred stock, if any, our remaining assets will be distributed ratably among the holders of our Class A common stock and Class B common stock, treated as a single class.

     Mergers and Other Business Combination

     Upon our merger, combination or other similar transaction in which shares of our common stock are exchanged for or changed into other stock or securities, cash and/or any other property, holders of each class of common stock will be entitled to receive an equal per share amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed; provided that in any transaction in which shares of capital stock are distributed, such shares so exchanged for or changed into may differ as to voting rights and certain conversion rights to the extent and only to the extent that the voting rights and certain conversion rights of our Class A common stock and Class B common stock differ at that time.

     Other Provisions

     The holders of our Class A common stock and Class B common stock are not entitled to preemptive rights. There are no redemption provisions or sinking fund provisions applicable to our Class A common stock or Class B common stock.

     Penny Stock

     The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that is not traded on a national securities exchange or the NASDAQ Stock Market and that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. A security of an issuer, generally, that has net tangible assets in excess of $2 million or $5 million, respectively, depending upon whether the issuer has been continuously operating for less or more than three years, or "average revenue" of at least $6 million for the last three years, would also be excluded from the definition of "penny stock." As long as we do not meet these financial requirements and our Class A common stock is trading at less than $5.00 per share on the OTC Bulletin Board, our Class A common stock by definition will be a "penny stock." The principal result or effect of being designated a "penny stock" is that broker-dealers cannot recommend our stock but generally must trade it on an unsolicitated basis. The SEC's rules governing "penny stock" impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with the following:

     o    a risk disclosure document,

     o    disclosure of market quotations, if any,

     o disclosure of the compensation of the broker and its salespersons the transaction, and

     o monthly account statements showing the market values of our securities held in the customer's accounts.

     Broker-dealers trading in these securities must provide the bid and offer quotations and compensation information in the customer's confirmation before effecting the transaction, provide a written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that is subject to the penny stock rules. Holders of shares of our Class A common stock may have difficulty selling their shares because our Class A common stock will likely be subject to the penny stock rules.

Preferred Stock

     Under our certificate of incorporation, our Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, privileges, preferences, powers and designations of the preferred stock, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting any series, without any vote or action of our stockholders. Although we do not currently have any plans to issue preferred stock, our Board of Directors retains the right to elect to issue preferred stock in the future.

Registration Rights

     We have entered into a registration rights agreement with Jacques Tizabi, our Chief Executive Officer, President and Chairman of the Board, and Ali Moussavi, our Secretary, Treasurer and a Director, pursuant to which we have agreed that we will, on up to two separate occasions, register the shares of our Class A common stock and Class A common stock issuable upon conversion of the shares of our Class B common stock beneficially owned by each of them. All expenses of such registrations shall be at our expense.

Anti-takeover Effects of Provisions of Nevada Law

     Certain provisions of Nevada law could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent if an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

     We are governed by Sections 78.411 -- 78.444 of the Nevada Revised Statutes, which are anti-takeover laws. In general, Sections 78.411 -- 78.444 prohibit a publicly held Nevada corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless, with exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent and Registrar

     The transfer agent and registrar for the common stock is OTR Incorporated. OTR Incorporated is located at 1000 Southwest Broadway, Suite 920, Portland, Oregon, and its telephone number is (503) 225-0375.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Immediately prior to this offering, there was no public market for our Class A common stock. Future sales of substantial amounts of Class A common stock in the public market could adversely affect the market price of our Class A common stock. There are 30 individual stockholders of our Class A common stock, two of which are also individual stockholders of our Class B common stock, as of the date of this prospectus, without aggregating family or related party units.

     All of the shares of Class A common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act. If shares of Class A common stock are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act, their sales of shares would be subject to the limitations and restrictions that are described below.

     All of our currently outstanding shares of our capital stock are "restricted securities" and, in the future, may be sold upon compliance with Rule 144. Adopted under the Securities Act of 1933, as amended, Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of
(a) one percent of our issued and outstanding shares of Class A common stock, or
(b) the average weekly volume of sales of our Class A common stock during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of Riddle Records may sell is not so limited, since non-affiliates may sell without volume restrictions.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the selling stockholders' beneficial ownership of shares of our Class A common stock as of June 30, 2004 and as adjusted to give effect to the sale of all shares of Class A common stock in the offering. None of the selling stockholders currently is an affiliate of Riddle Records and none has had a material relationship with Riddle Records during the past three years. See "Plan of Distribution." Each of the selling stockholders possesses sole voting and investment power with respect to the securities shown. None of the selling stockholders had any position, office or other material relationship with our company during the past three years, none of them had any family relationship with any of our officers or directors, and none of them are broker-dealers or affiliates of broker-dealers.

                                 Class A Common Stock Beneficially Owned
                                         Before Offering
                              --------------------------------------------
                                                                                                Number of Class A
                                Number of                    Percentage of    Number of Class      Common Stock
                                 Class A      Percentage of   Total Voting    A Common Stock    Beneficially Owned
Name                              Shares      Class A Shares      Power       Being Offered(1)   After the Offering
----------------------------  -----------    ---------------  ------------   -----------------  --------------------
European Equity Group
V. l'Abeille
1264 St Cergue
Switzerland                   1,000,000(2)         4.8%             *            1,000,000             -0-

Silverline Partners, Ltd.
37 Shepherd Street
London W1Y 7LH
England                       1,000,000(3)         4.8%             *            1,000,000             -0-

Exponential Investments,
  Ltd.
27 Wellington Road
Cork
Republic of Ireland           1,000,000(4)         4.8%             *            1,000,000             -0-


Triangle Fund Management,
  Ltd.
556 Main Street
Memorial Square
Charlestown
Nevis, West Indies            1,000,000(5)         4.8%             *            1,000,000             -0-

                                 Class A Common Stock Beneficially Owned
                                         Before Offering
                              --------------------------------------------
                                                                                                Number of Class A
                                Number of                    Percentage of    Number of Class      Common Stock
                                 Class A      Percentage of   Total Voting    A Common Stock    Beneficially Owned
Name                              Shares      Class A Shares      Power       Being Offered(1)   After the Offering
----------------------------  -----------    ---------------  ------------   -----------------  --------------------
Zebra Equities Limited
414 Balboa Plaza
Balboa Avenue
P.O. Box 9012 Panama 6
Panama                        1,000,000(6)         4.8%             *            1,000,000             -0-

Julius Investments, Ltd.
91 Cheyne Walk
London SW10 ODQ
England                       1,000,000(7)         4.8%             *            1,000,000             -0-

Stellar Ventures, Ltd.
38 Hertford Street
London W1J 7SG
England                       1,000,000(8)         4.8%             *            1,000,000             -0-

Wang Finance, Ltd.
Suite 4002a
Central Plaza
18 Harbour Road
Wanchai, Hong Kong            1,000,000(9)         4.8%             *            1,000,000             -0-

------------
 *   Less than 1%

(1) Assumes that all shares of Class A common stock being offered pursuant to this prospectus will be resold by the selling stockholders and none will be held by the selling stockholders for their own accounts.


(2) Sophie Leacacos, in her capacity as director of European Equity Group, has investment power and voting control over securities held by European Equity Group.

(3) Paul Collins Graznak, in his capacity as manager of Silverline Partners, Ltd., has investment power and voting control over securities held by Silverline Partners, Ltd.

(4) Siobhan Mareuse, in his capacity as manager of Exponential Investments, Ltd., has investment power and voting control over securities held by Exponential Investments, Ltd.

(5) James Loughran, in his capacity as director of Triangle Fund Management, Ltd., has investment power and voting control over securities held by Triangle Fund Management, Ltd.

(6) Daniel Martin, in his capacity as manager of Zebra Equities Limited, has investment power and voting control over securities held by Zebra Equities Limited.

(7) Margareta Hedstrom, in her capacity as managing director of Julius Investments, Ltd., has investment power and voting control over securities held by Julius Investments, Ltd.

(8) Heather Shimizu, in her capacity as manager of Stellar Ventures, Ltd., has investment power and voting control over securities held by Stellar Ventures, Ltd.

(9) Bill Murray, in his capacity as managing member of Wang Finance, Ltd., has investment power and voting control over securities held by Wang Finance, Ltd.

     We will not receive any of the proceeds from the sale of the shares of Class A common stock by the selling stockholders. We have agreed to bear expenses incurred, which are estimated to be $119,000, that relate to the registration of the shares of Class A common stock being offered and sold by the selling stockholders, including the Securities and Exchange Commission registration fee and legal, accounting, printing and other expenses of this offering.

                              PLAN OF DISTRIBUTION

     The current offering price is $0.002 per share, which is the price at which selling stockholders will sell these Class A common shares until the shares are quoted on the OTC Bulletin Board. However, once our common stock is quoted on the OTC Bulletin Board and there is an established market for the shares, the selling stockholders may, from time to time, sell any of all of their shares of Class A common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

     The selling stockholders may sell shares of Class A common stock short, and they may deliver shares of common stock covered by this prospectus to close out short positions if the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling stockholders may also engage in puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of Class A common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     The selling stockholders also may transfer the shares of Class A common stock in other circumstances, in which case the transferees, pledges or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of Class A common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares of Class A common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Class A common stock purchased by them may be deemed to be underwriting commissions on discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares of Class A common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act of 1933.

     We are not aware of any agreements, understandings or arrangements between any of the selling stockholders and any underwriters or broker-dealers regarding the sale of their shares of Class A common stock, nor are we aware of any underwriter or coordinating broker acting in connection with a proposed sale of shares of Class A common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Class A common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of Class A common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

     The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our Class A common stock and activities of the selling stockholders.

     The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The current offering price as of the date of this prospectus is $.002 per Class A common share, which is equal to the per share purchase price paid by the selling stockholders. Selling stockholders will sell these shares at the fixed price of $.002 per Class A common share until the shares are quoted on the OTC Bulletin Board. However, once our Class A common stock is listed on the OTC Bulleting Board and there is an established market for these shares, the selling stockholders may sell the shares of Class A common stock from time to time at market prices prevailing on the OTC Bulletin Board at the time of offer and sale, or at prices related to such prevailing market prices, or in negotiated transactions, or a combination of such methods of sale directly or through brokers.

     No affiliate of any of our officers or directors will be involved in or will be paid any fees in connection with this offering.

                         DETERMINATION OF OFFERING PRICE

     There is no established public market for the Class A common stock being offered under this prospectus. We are not currently registered on the Over-the-Counter Bulletin Board system or any national exchange. We intend to trade our shares of Class A common stock on the OTC Bulletin Board system. However, we are unable to determine the price at which the Class A common stock will trade if and when we become eligible on the OTC Bulletin Board.

     The offering price of the Class A common stock as of the date of this prospectus is identical to the original current issuance price of these shares. The offering price should not be considered to bear any relationship to our assets, book value or net worth and should not be considered to be an indication of our value.

                                  LEGAL MATTERS

     The validity of the Class A common stock offered by this prospectus will be passed upon for us by Woodburn and Wedge, Reno, Nevada.

                                     EXPERTS

     The consolidated financial statements as of June 30, 2003, for the period from August 8, 2001 (inception) through June 30, 2002 and for the year ended June 30, 2003 included in this prospectus and elsewhere in the registration statement have been audited by AJ. Robbins, PC independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the shares of Class A common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to our Class A common stock and us, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1(800) SEC-0330. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

     We are not required to deliver annual reports to stockholders, and we do not intend to voluntarily send annual reports with audited financial statements to stockholders. However, upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance with the requirements of the Securities Exchange Act will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission. These periodic reports, proxy statements, and other information will be available for inspection and copying at the regional offices, public reference facilities and Web site of the Securities and Exchange Commission referred to above. We have not filed any reports or statements with the Securities and Exchange Commission prior to filing this registration statement and prospectus.

                              RIDDLE RECORDS, INC.



                          INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report..............................................F-2

Balance Sheets............................................................F-3

Statements of Operations..................................................F-4

Statement of Changes in Stockholders' Equity (Deficit)....................F-7

Statements of Cash Flows..................................................F-9

Notes to Financial Statements............................................F-11

                                AJ. ROBBINS, P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS
                              216 SIXTEENTH STREET
                                    SUITE 600
                                DENVER, CO 80202


                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Riddle Records, Inc.
Beverly Hills, California

We have audited the accompanying balance sheet of Riddle Records, Inc (a development stage company) as of June 30, 2003 and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the year then ended and for the periods from Inception (August 8, 2001) to June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Riddle Records, Inc. at June 30, 2003 and the results of its operations and its cash flows for the year then ended and for the period from Inception (August 8, 2001) to June 30, 2002, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage and has not commenced operations. Its ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, and ultimately achieve profitable operations. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            /s/ AJ. ROBBINS, P.C.
                                            -----------------------------------
                                            CERTIFIED PUBLIC ACCOUNTANTS


Denver, Colorado
November 21, 2003

                              RIDDLE RECORDS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS

                                     ASSETS
                                     ------
                                                                   March 31,   June 30,
                                                                     2004        2003
                                                                   --------    --------
                                                                 (Unaudited)
CURRENT ASSETS:
   Cash                                                            $  2,428    $    581
   Common stock subscriptions receivable                               --        19,975
                                                                   --------    --------

      Total current assets                                            2,428      20,556

EQUIPMENT, net of accumulated depreciation of $780
     and $240, respectively                                           2,822       3,362
                                                                   --------    --------

                                                                   $  5,250    $ 23,918
                                                                   ========    ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                 ==============================================


CURRENT LIABILITIES:
   Accounts payable                                                $ 42,582    $   --
   Accrued interest payable to stockholder                              181          43
   Amounts due to related parties                                     1,300       2,298
   Note payable to stockholder                                        3,700       3,700
                                                                   --------    --------

      Total current liabilities                                      47,763       6,041
                                                                   --------    --------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT):
   Preferred stock: 10,000,000 shares authorized,
     -0- issued and outstanding                                        --          --
   Class A Common Stock: 80,000,000 shares
     authorized, $.001 par value, 20,761,250 and
     12,000,000 shares issued and outstanding,
     respectively                                                    20,761         250
   Class B Common Stock: 20,000,000 shares
     authorized, $.001 par value, 12,000,000 shares
     issued and outstanding                                             250         250
   Class A Common Stock subscribed                                     --        17,977
   Additional Paid-in Capital                                        26,802        --
   Deficit accumulated during the development stage                 (90,326)       (600)
                                                                   --------    --------

      Total stockholders' equity (deficit)                          (42,513)     17,877
                                                                   --------    --------

                                                                   $  5,250    $ 23,918
                                                                   ========    ========

                 See accompanying notes to financial statements

                              RIDDLE RECORDS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS
                                                       For the Three        For the Three
                                                       Months Ended         Months Ended
                                                       March 31, 2004       March 31, 2003
                                                       -------------        ------------
                                                       (Unaudited)          (Unaudited)

EXPENSES:

  General and administrative                           $     39,287          $       40
  Depreciation                                                  180                  60
                                                       -------------        ------------
     Total expenses                                          39,467                 100

OTHER EXPENSE:

  Interest expense, related party                                47                --

(LOSS) BEFORE INCOME TAXES                                  (39,514)               (100)
                                                       =============        ============

Provision for income taxes, state                               844                --
                                                       =============        ============

NET (LOSS)                                             $    (40,358)        $      (100)
                                                       =============        ============

(Loss) per common share - basic
     and diluted                                       $     *              $     *
                                                       =============        ============

   Weighted average number of shares outstanding -
     basic and diluted                                   32,753,558          24,000,000
                                                       =============        ============

     *    Less than $.01 per share

                 See accompanying notes to financial statements.

                              RIDDLE RECORDS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS

                                                                                         From Inception
                                                                                           (August 8,
                                              For the Nine          For the Nine           2001) to
                                              Months Ended          Months Ended           March 31,
                                              March 31, 2004        March 31, 2003            2004
                                              --------------        --------------        --------------
                                              (Unaudited)           (Unaudited)
(Unaudited)
EXPENSES:
  General and administrative                  $     88,203          $        136          $     88,520
  Depreciation                                         540                    60                   780
                                              ------------          ------------          ------------

     Total expenses                                 88,743                   196                89,300

OTHER EXPENSE:

  Interest expense, related party                      139                  --                     182
                                              ------------          ------------          ------------

(LOSS) BEFORE INCOME TAXES                         (88,882)                 (196)              (89,482)
                                              ============          ============          ============

Provision for income taxes, state                      844                  --                     844
                                              ============          ============          ============


NET (LOSS)                                    $    (89,726)         $       (196)         $    (90,326)
                                              ============          ============          ============

(Loss) per common share - basic and diluted   $       *             $       *             $       *
                                              ============          ============          ============

   Weighted average number of shares
     outstanding - basic and diluted            30,255,369            24,000,000
                                              ============          ============


    *    Less than $.01 per share

                 See accompanying notes to financial statements.

                              RIDDLE RECORDS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS

                                                                 From Inception
                                            For the Year          (August 8,
                                               Ended               2001) to
                                           June 30, 2003         June 30, 2002
                                           -------------         -------------
EXPENSES:

  General and administrative               $        171          $        146
  Depreciation                                      240                    --
                                           -------------         ------------

     Total expenses                                 411                   146

OTHER EXPENSE:

  Interest expense, related party                    43                    --
                                           -------------         ------------

NET (LOSS)                                 $       (454)         $       (146)
                                           =============         ============


  (Loss) per common share - basic
     and diluted                           $    *                $      *
                                           =============         ============

   Weighted average number of shares
     outstanding - basic and diluted         24,000,000            24,000,000
                                           =============         ============


     *    Less than $.01 per share

                 See accompanying notes to financial statements.

                              RIDDLE RECORDS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
        FOR THE PERIOD FROM INCEPTION (AUGUST 8, 2001) TO JUNE 30, 2002,
                      FOR THE YEAR ENDED JUNE 30, 2003 AND
              FOR THE NINE MONTHS ENDED MARCH 31, 2004 (UNAUDITED)


                             SPLIT TABLE - SEE BELOW



                                           Common Stock               Class A Common Stock          Class B Common Stock
                                   ----------------------------    ---------------------------   ---------------------------
                                      Shares           Amount        Shares          Amount         Shares         Amount
                                   ------------    ------------    ------------   ------------   ------------   ------------
Balance, August 8, 2001                    --      $       --              --     $       --             --     $       --

Issuance of common stock
at $.00002 per share,
February 11, 2002                    24,000,000             500            --             --             --             --

Stock cancellation due to
recapitalization                    (24,000,000)           (500)           --             --             --             --

Stock issuance due to
recapitalization                           --              --        12,000,000            250     12,000,000            250

Net (loss)                                 --              --              --             --             --             --
                                   ------------    ------------    ------------   ------------   ------------   ------------



Balance, June 30, 2002                     --              --        12,000,000            250     12,000,000            250

Class A Common Stock
subscribed at $.10 per share,
net of offering costs of $1,998,
June 27, 2003                              --              --              --             --             --             --

Net (loss)                                 --              --              --             --             --             --
                                   ------------    ------------    ------------   ------------   ------------   ------------


Balance, June 30, 2003                     --              --        12,000,000            250     12,000,000            250

Class A Common stock issued
for services at $.001 per
share, July 1, 2003                        --              --           400,000            400           --             --

Issuance of Class A Common
Stock subscribed, July 11, 2003            --              --           199,750         11,950           --             --

Issuance of Class A Common
Stock at $.002 per share, net
of offering costs of $1,599,
September 22, 2003                         --              --         8,000,000          8,000           --             --



                             SPLIT TABLE - SEE ABOVE

                                                                     Deficit
                                                                   Accumulated
                                     Additional       Common         During             Total
                                      Paid-In         Stock        Development       Stockholders'
                                      Capital       Subscribed        Stage         Equity (Deficit)
                                    ------------   ------------    ------------    -----------------

Balance, August 8, 2001             $       --     $       --      $       --      $       --

Issuance of common stock
at $.00002 per share,
February 11, 2002                           --             --              --               500

Stock cancellation due to
recapitalization                            --             --              --              (500)

Stock issuance due to
recapitalization                            --             --              --               500

Net (loss)                                  --             --              (146)           (146)
                                    ------------   ------------    ------------    ------------



Balance, June 30, 2002                      --             --              (146)           354

Class A Common Stock
subscribed at $.10 per share,
net of offering costs of $1,998,
June 27, 2003                               --           17,977            --            17,977

Net (loss)                                  --             --              (454)           (454)
                                    ------------   ------------    ------------    ------------


Balance, June 30, 2003                      --           17,977            (600)         17,877

Class A Common stock issued
for services at $.001 per
share, July 1, 2003                         --             --              --               400

Issuance of Class A Common
Stock subscribed, July 11, 2003            6,027        (17,977)           --              --

Issuance of Class A Common
Stock at $.002 per share, net
of offering costs of $1,599,
September 22, 2003                         6,401           --              --            14,401

                 See accompanying notes to financial statements.

                              RIDDLE RECORDS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
        FOR THE PERIOD FROM INCEPTION (AUGUST 8, 2001) TO JUNE 30, 2002,
                      FOR THE YEAR ENDED JUNE 30, 2003 AND
              FOR THE NINE MONTHS ENDED MARCH 31, 2004 (UNAUDITED)


                             SPLIT TABLE - SEE BELOW




                                    Common Stock             Class A Common Stock        Class B Common Stock
                               -------------------------   -------------------------   -------------------------
                                 Shares         Amount        Shares       Amount        Shares         Amount
                               -----------   -----------   -----------   -----------   -----------   -----------
Issuance of Class A Common
Stock at $.10 per share, net
of offering costs of $1,000,
October 1, 2003                       --            --         100,000           100          --            --

Issuance of Class A Common
Stock at $.10 per share, net
of offering costs of $115,
November 11, 2003                     --            --          11,500            11          --            --

Class A Common Stock at $.10
per share, net of offering
costs of $500, January 14, 2004       --            --          50,000            50          --            --

Net (loss) for nine months
ended March 31, 2004                  --            --            --            --            --            --
                               -----------   -----------   -----------   -----------   -----------   -----------

Balance March 31, 2004                --     $      --      20,761,250   $    20,761    12,000,000   $       250

                               ===========   ===========   ===========   ===========   ===========   ===========


                             SPLIT TABLE - SEE ABOVE

                                                        Deficit
                                                       Accumulated
                                Additional   Common      During          Total
                                 Paid-In      Stock    Development   Stockholders'
                                 Capital   Subscribed    Stage      Equity(Deficit)
                               -----------   -------   -----------    -----------
Issuance of Class A Common
Stock at $.10 per share, net
of offering costs of $1,000,
October 1, 2003                      8,900      --            --            9,000

Issuance of Class A Common
Stock at $.10 per share, net
of offering costs of $115,
November 11, 2003                    1,024      --            --            1,035

Class A Common Stock at $.10
per share, net of offering
costs of $500, January 14, 2004      4,450      --            --            4,500

Net (loss) for nine months
ended March 31, 2004                  --        --         (89,726)       (89,726)
                               -----------   -------   -----------    -----------

Balance March 31, 2004         $    26,802   $  --     $   (90,326)   $   (42,513)
                               ===========   =======   ===========    ===========

                 See accompanying notes to financial statements.

                              RIDDLE RECORDS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                                                                                            From Inception
                                                         For the Nine      For the Nine    (August 8, 2001)
                                                         Months Ended      Months Ended           to
                                                          March 31,          March 31,         March 31,
                                                             2004              2003              2004
                                                        --------------    --------------    --------------
                                                         (Unaudited)        (Unaudited)       (Unaudited)
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:

Net (loss)                                              $      (89,726)   $         (196)   $      (90,326)

Adjustments to reconcile net (loss) to net cash (used
in) operations:
      Depreciation                                                 540                60               780
      Class A Common Stock issued for services                     400              --                 400
     Changes in operating assets and liabilities:
        Increase(decrease) in amounts due to related
             parties                                             1,000              --               1,300

        Increase in accounts payable                            42,582              --              42,582
        Increase (decrease) in accrued expenses                    138              --                 181
                                                        --------------    --------------    --------------

           Net cash (used in) operating activities             (45,066)             (136)          (45,083)
                                                        --------------    --------------    --------------

CASH FLOWS FROM (TO) INVESTING ACTIVITIES:

     Purchase of equipment                                        --                --              (3,602)
                                                        --------------    --------------    --------------

           Net cash (used in) investing activities                --                --              (3,602)
                                                        --------------    --------------    --------------

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:

  Proceeds from the sale of common shares                       52,125              --              52,625
  Payment of offering costs                                     (5,212)             --              (5,212)
  Proceeds from note payable to stockholder                       --                --               3,700
                                                        --------------    --------------    --------------

           Net cash provided by financing activities            46,913              --              51,113
                                                        --------------    --------------    --------------

NET INCREASE (DECREASE) IN CASH                                  1,847              (136)            2,428

CASH, BEGINNING OF PERIOD                                          581               654              --
                                                        --------------    --------------    --------------

CASH, END OF PERIOD                                     $        2,428    $          518    $        2,428

                                                        ==============    ==============    ==============

                 See accompanying notes to financial statements.

                              RIDDLE RECORDS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                                                                        For the Year   From Inception
                                                                           Ended      (August 8, 2001)
                                                                          June 30,           To
                                                                            2003       June 30, 2002
                                                                        ------------    ------------
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:

Net (loss)                                                              $       (454)   $       (146)
Adjustments to reconcile net (loss) to net cash (used in) operations:
      Depreciation                                                               240            --
     Changes in operating assets and liabilities:
        Increase (decrease) in amounts due to related parties                   --               300
        Increase (decrease) in accrued expenses                                   43            --
                                                                        ------------    ------------

            Net cash (used in) operating activities                             (171)            154
                                                                        ------------    ------------

CASH FLOWS FROM (TO) INVESTING ACTIVITIES:

     Purchase of equipment                                                    (3,602)           --
                                                                        ------------    ------------

            Net cash (used in) investing activities                           (3,602)           --
                                                                        ------------    ------------

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:

  Proceeds from issuance of common shares                                       --               500
  Proceeds from note payable to stockholder                                    3,700            --
                                                                        ------------    ------------

            Net cash provided by financing activities                          3,700             500
                                                                        ------------    ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             (73)            654

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                   654            --
                                                                        ------------    ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                $        581    $        654
                                                                        ============    ============

OTHER NONCASH FINANCING ACTIVITIES:

   Common stock subscriptions                                           $     19,975    $       --
                                                                        ============    ============

                 See accompanying notes to financial statements.

                              RIDDLE RECORDS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
    (Information for the Periods Ended March 31, 2004 and 2003 is Unaudited)


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business
-------------------------

Riddle Records, Inc. (the "Company") (a development stage company) was incorporated on August 8, 2001 under the laws of the State of Nevada to engage in business as an independent record label that was established to capitalize on the growth of the music industry and that of the "hip-hop" and "rap" genres in particular. The fiscal year end is June 30. The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, Accounting and Reporting by Development Stage Enterprises.

The Company had initially authorized 500,000 shares of no par value Common Stock. In October 2003, the Board of Directors approved an amendment to the Articles of Incorporation, authorizing an increase in the authorized Common Stock to 100,000,000 shares, a par value of $.001 to the Common Stock, and a 480 for 1 forward stock split of the outstanding Common Stock. All per share amounts and number of shares outstanding in this report have been restated for the stock split. The Board of Directors also authorized 10,000,000 shares of Preferred Stock.

In November 2003, the Board of Directors approved an amendment to the Articles of Incorporation, eliminating the previously authorized Common Stock and replacing it with 80,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock. Each outstanding share of Common Stock was converted to one share of Class A Common Stock except for the shares owned by the Company's Directors, each share of which was converted to one half share of Class A Common Stock and one half share of Class B Common Stock.

Going Concern and Plan of Operation
-----------------------------------

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage and has not earned any revenues from operations to date.

The Company is currently devoting its efforts to raising investment capital. The Company's ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, and ultimately, achieve profitable operations. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                              RIDDLE RECORDS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
    (Information for the Periods Ended March 31, 2004 and 2003 is Unaudited)


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES (CONTINUED)

Financial Instruments and Concentrations of Credit Risk
-------------------------------------------------------

The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash.

The Company's cash equivalents are placed with major financial institutions. The investment policy limits the Company's exposure to concentrations of credit risk.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Valuation of the Company's Common Stock
---------------------------------------

Unless otherwise disclosed, all stock based transactions entered into by the Company have been valued at the market value of the Company's common stock on the date the transaction was entered into or have been valued using the Black-Scholes Model to estimate the fair market value.

Fair Value of Financial Instruments
-----------------------------------

Unless otherwise specified, the Company believes the carrying value of financial instruments approximates their fair value.

Cash Equivalents
----------------

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Equipment
---------

Equipment is recorded at cost. Depreciation of equipment is computed using straight-line methods based on the estimated useful lives of the assets. Equipment has estimated useful lives of five years. Depreciation expense for the nine months ended March 31, 2004 and 2003 was $540 and $60, respectively. Depreciation expense for the year ended June 30, 2003 and for the period ended June 30, 2002 was $240 and $-0-, respectively.

                              RIDDLE RECORDS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
    (Information for the Periods Ended March 31, 2004 and 2003 is Unaudited)


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES (CONTINUED)

Income Taxes
------------

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. If deferred tax asset realizability is not considered to be more likely than not, a valuation allowance is provided.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Revenue Recognition
-------------------

The Company is currently in the development stage and has realized no revenue from operations to date. When the Company begins earning revenue, revenue will be recognized using the accrual basis of accounting.

Earnings (Loss) per Share
-------------------------

The Company computes earnings (loss) per common share in accordance with SFAS No. 128, Earnings per Share. This Statement simplifies the standards for computing earnings per share ("EPS") previously found in Accounting Principles Board ("APB") Opinion No. 15, Earnings per Share, and makes them more comparable to international EPS standards. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS. In addition, the Statement requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. During the nine months ended March 31, 2004 and 2003, the year ended June 30, 2003 and the period ended June 30, 2002, there was no dilution from preferred stock, options or warrants to be considered in calculating earnings per share.

                              RIDDLE RECORDS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
    (Information for the Periods Ended March 31, 2004 and 2003 is Unaudited)


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT
              ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation
------------------------

The Company accounts for stock based compensation in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS No. 123). Under the provisions of SFAS No. 123, companies can either measure the compensation cost of equity instruments issued under employee compensation plans using a fair value based method, or can continue to recognize compensation cost using the intrinsic value method under the provisions of APB No. 25. However, if the provisions of APB No. 25 are continued, proforma disclosures of net income or loss and earnings or loss per share must be presented in the financial statements as if the fair value method had been applied. The Company recognizes compensation costs under the provisions of APB No. 25 and provides the expanded disclosure required by SFAS No. 123. To date the company has not issued any equity instruments under its employee compensation plans.

In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123." This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Under the provisions of SFAS No. 148, companies that choose to adopt the accounting provisions of SFAS No. 123 will be permitted to select from three transition methods: Prospective method, Modified prospective method and Retroactive restatement method. The transition and annual disclosure provisions of SFAS No. 148 are effective for the fiscal years ending after December 15, 2002. Implementation of this Statement has not had a material impact on the Company's financial statements.


Recently Issued Pronouncements
------------------------------

In April 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 149, Accounting for Derivative Instruments and Hedging Activities, which is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. This statement amends and clarifies financial accounting and reporting for derivative instruments including certain instruments embedded in other contracts and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The adoption of this standard is not expected to have a material impact on the Company's financial statements.

                               RIDDLE RECORDS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
    (Information for the Periods Ended March 31, 2004 and 2003 is Unaudited)


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT
              ACCOUNTING POLICIES (CONTINUED)

Recently Issued Pronouncements (continued)
------------------------------------------

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The adoption of this standard is not expected to have a material impact on the Company's financial statements.

In December 2002, Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45) was issued. FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. Interpretation 45 applies prospectively to guarantees the Company issues or modifies subsequent to December 31, 2002. The Company has historically not issued guarantees and therefore FIN 45 will not have a material effect on its financial statements.

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, for certain entities which do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of a controlling financial interest ("variable interest entities"). Variable interest entities will be required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of its expected returns, or both, as a result of holding variable interests, which are ownership, contractual, or other pecuniary interests in an entity. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period. The Company's adoption of FIN 46 did not have any impact upon the Company's financial condition or results of operations.

                              RIDDLE RECORDS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
    (Information for the Periods Ended March 31, 2004 and 2003 is Unaudited)


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT
              ACCOUNTING POLICIES (CONTINUED)

Recently Issued Pronouncements (continued)
------------------------------------------

In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on Issue 00-21, Accounting for Revenue Arrangements with Multiple-Deliverables ("EITF 00-21"). EITF 00-21 addresses how to account for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The consensus mandates how to identify whether goods or services or both which are to be delivered separately in a bundled sales arrangement should be accounted for separately because they are "separate units of accounting." The guidance can affect the timing of revenue recognition for such arrangements, even though it does not change rules governing the timing or pattern of revenue recognition of individual items accounted for separately. The final consensus will be applicable to agreements entered into in fiscal years beginning after June 15, 2003 with early adoption permitted. Additionally, companies will be permitted to apply the consensus guidance to all existing arrangements as the cumulative effect of a change in accounting principle in accordance with APB Opinion No. 20, Accounting Changes. The Company does not believe the adoption of EITF 00-21 will have a material impact on our financial position or results of operations

NOTE 2 - RISKS AND UNCERTAINTIES

The Company was established to operate as an independent record label to capitalize on the growth of the music industry and that of the "hip-hop" and "rap" genres in particular. By identifying and representing new, high-potential artists in these categories, the primary objective is to successfully introduce these artists to large audiences and create a loyal following from fans. The Company has a limited operating history, no client base and no revenue to date. The ultimate success of the Company may be dependent upon increasing market acceptance of its product and the addition of significant artists, neither of which is assured.

                              RIDDLE RECORDS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
    (Information for the Periods Ended March 31, 2004 and 2003 is Unaudited)


NOTE 3 - COMMON STOCK SUBSCRIPTIONS RECEIVABLE

In June 2003, the Company received subscriptions to 199,750 shares of its $.001 par value Class A Common Stock at $.10 per share. Proceeds of $19,975 were received in July 2003, less a $1,998 commission paid to a related party controlled by the Company's directors.

NOTE 4 - INCOME TAXES

In assessing the realizability of deferred tax assets, management considered whether it is more likely than not that the deferred tax asset would be realized. The ultimate realization of the deferred tax asset is dependent on the generation of future taxable income in the period in which the temporary differences become deductible. The Company has established a valuation allowance for deferred taxes due to the uncertainty that the deferred tax asset will be realized. In determining the valuation allowance, management considered factors including the reversal of existing temporary differences and estimates of future taxable income.

As of June 30, 2003, the Company had accounted for all expenses as startup costs for tax purposes.

NOTE 5 - RELATED PARTY TRANSACTIONS

During the period ended June 30, 2002, the stockholders advanced a total of $300 for the payment of operating expenses. During the three months ended March 31, 2004, the Company's President advanced an additional $1,000 for the payment of operating expenses.

During the year ended June 30, 2003, the Company's President advanced $3,700 to the Company under a bridge note payable agreement due upon the sooner of April 7, 2004, or upon the Company raising additional funding of more than $50,000, with interest at a rate of 5%. In April 2004, the note was extended for six months and is payable upon the sooner of October 7, 2004 or upon the Company raising additional funds of more than $50,000.

NOTE 6 - STOCKHOLDERS' EQUITY

The Company had initially authorized 500,000 shares of no par value Common Stock. In October 2003, the Board of Directors approved an amendment to the Articles of Incorporation, authorizing an increase in the authorized Common Stock to 100,000,000 shares, a par value of $.001 to the Common Stock, and a 480 for 1 forward stock split of the outstanding Common Stock. All per share amounts and number of shares outstanding in this report have been restated for the stock split. The Board of Directors also authorized 10,000,000 shares of Preferred Stock.

                              RIDDLE RECORDS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
    (Information for the Periods Ended March 31, 2004 and 2003 is Unaudited)


NOTE 6 - STOCKHOLDERS' EQUITY (CONTINUED)

In November 2003, the Board of Directors approved an amendment to the Articles of Incorporation, eliminating the previously authorized Common Stock and replacing it with 80,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock. Each outstanding share of Common Stock was converted to one share of Class A Common Stock except for the shares owned by the Company's Directors, each share of which was converted to one half share of Class A Common Stock and one half share of Class B Common Stock.

Each share of Class A Common Stock entitles the holder to one vote. In contrast, each share of Class B Common Stock entitles the holder to ten votes. Ownership of Class B Common Stock is limited to the holders of such stock prior to the Company's initial public offering of any class of its capital stock and to their affiliates, spouses, or descendants.

In June 2003, the Company sold 199,750 shares of Class A Common Stock to 10 investors for proceeds of $19,975 less a $1,998 placement fee paid to a related party controlled by the Company's directors. The Company applied $11,950 to par value (in excess of the actual par value on the stock issuance) in order to "catch up" the par value to actual. This was necessary because the Company, prior to its initial filings with the SEC, did not have par value common stock and issued shares of its Class A Common Stock at values less than the current par value. Subsequent issuances of Class A common shares were issued at or above par value.

During July 2003, the Company issued a total of 400,000 shares of its Class A Common Stock to two individuals as consideration for services rendered. The stock issued was valued at $400, the fair value of the services.

During September 2003, the Company sold 8,000,000 shares of its Class A Common Stock to eight investors for proceeds of $16,000 less a $1,599 placement fee paid to a related party controlled by the Company's directors.

In October 2003, the Company sold an additional 100,000 shares of its Class A Common Stock to five investors for proceeds of $10,000 less a placement fee of approximately $1,000 payable to a related party controlled by the Company's directors.

In November 2003, the Company sold an additional 11,500 shares of its Class A Common Stock to an investor for proceeds of $1,150 less a placement fee of approximately $115 payable to a related party controlled by the Company's directors.

In January 2004, the Company sold an additional 50,000 shares of its Class A Common Stock to an investor for proceeds of $5,000 less a placment fee of approximately $500 payable to a related party controlled by the Company's directors.

Stock Option Plan
-----------------

In November 2003, the Company's Board of Directors adopted the Stock Option Plan under which 5,000,000 shares of the Company's Class A Common Stock were reserved for issuance at prices not less than fair market value on the date of grant. The board may grant options to key management employees, officers, directors and consultants. To date, no options have been issued under the Plan.

                     [THIS PAGE IS INTENTIONALLY LEFT BLANK]

     UNTIL ______________, 2004, 90 DAYS AFTER THE COMMENCEMENT OF THE OFFERING, ALL DEALERS THAT BUY, SELL OR TRADE SHARES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 Indemnification of Directors And Officers

     Section 78.7502 of the Nevada Revised Statutes permits the Registrant to, and Article VII, Section One, of the Registrant's Amended and Restated Bylaws provide that the Registrant may, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf relating to such action, suit or proceeding and any appeal therefrom.

Item 25 Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee......................................         $       1
Printing and engraving expenses...........................             5,000
Legal fees and expenses...................................            75,000
Accounting fees and expenses..............................            20,000
Transfer agent and registrar's fees and expenses..........             4,000
Fees and expenses (including legal fees) for
    qualifications under state securities laws............            10,000
Miscellaneous expenses....................................             4,999

     Total................................................         $ 119,000

============================================================================

Item 26 Recent Sales of Unregistered Securities

     In connection with our organization in August, 2001, 25,000 restricted shares of our common stock (pre-split) were issued for $250 to each of Jacques Tizabi and Ali Moussavi, each of whom is an accredited investor and is an officer and director of our company.

     In July 2003, 416.667 shares of our common stock (pre-split) were issued for $200 to each of Amir Ettehadieh and Nima Montazeci. The shares were issued in exchange for services provided to our company. Each of these individuals were accredited investors and the transaction was conducted in full compliance with the requirements of Rule 506 of Regulation D under the Securities Act of 1933 (the "Securities Act"). No general solicitation, offering or sale was conducted in connection with the issuance of shares. No finders or broker-dealers were used in connection with this offering, and all investors were friends and/or family of the founders. All investors had access to information about the company, and all were sophisticated investors or had access to advisors as necessary. The company ensured that all investors were aware that the securities acquired in the transaction were restricted, and cannot be resold without registration under the Securities Act, or an exemption therefrom. The company exercised reasonable inquiry to determine that the investor was acquiring the securities for himself or for other persons, executed written subscription agreements prior to sale notifying each investor that the securities have not been registered under the Act or unless an exemption from registration is available, and ensured that a legend was placed on the certificate or other document that evidences the securities stating that the securities have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the securities.

     Between July and October 2003, an aggregate of 624.479 restricted shares of our common stock (pre-split) were issued for $29,975 to 15 investors pursuant to a private placement offering under Section 4(2) and Rule 506 of Regulation D under the Securities Act. The investors were Kathy Mary Thompson, John David Vaugh, Cecil Cousley, Declan Bennet, Robert Forster, Sheila Deen, Jan Derycke, David Lee, David Clark, Mats Leksell, David Wheatcroft, Bjorn Engblom, Katherine Glass, Andrew Whiting and Robert Burgess. All investors were accredited investors and the transaction was conducted in full compliance with the requirements of Regulation D. No general solicitation, offering or sale was conducted in connection with the issuance of shares, and all investors were friends and/or family of the founders. All investors had access to information about the company, and all were sophisticated investors or had access to advisors as necessary. The company ensured that all investors were aware that the securities acquired in the transaction were restricted, and cannot be resold without registration under the Securities Act of 1933, as amended, or an exemption therefrom. The company exercised reasonable inquiry to determine that the investor was acquiring the securities for himself or for other persons, executed written subscription agreements prior to sale notifying each investor that the securities have not been registered under the Act or unless an exemption from registration is available, and ensured that a legend was placed on the certificate or other document that evidences the securities stating that the securities have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the securities. Placement agent fees of approximately $3,000 were paid to Astor Capital, Inc., of which each of our directors is a co-founder and managing partner.

     In September 2003, we issued an aggregate of 16,666.667 shares of restricted common stock (pre-split) for $16,000 to eight investors pursuant to a private placement offering. This transaction was conducted as a private placement under Section 4(2) and Rule 506 of Regulation D under the Securities Act. All investors were accredited investors, and the transaction was conducted in full compliance with the requirements of Regulation D. All investors are currently identified as the selling stockholders in this prospectus. No general solicitation, offering or sale was conducted in connection with the issuance of shares. All investors had access to information about the company, and all were sophisticated investors or had access to advisors as necessary. The company ensured that all investors were aware that the securities acquired in the transaction were restricted, and cannot be resold without registration under the Securities Act, or an exemption therefrom. The company exercised reasonable inquiry to determine that the investor was acquiring the securities for himself or for other persons, executed written subscription agreements prior to sale notifying each investor that the securities have not been registered under the Securities Act or unless an exemption from registration is available, and ensured that a legend was placed on the certificate or other document that evidences the securities stating that the securities have not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale of the securities. The decision to register the securities and create a public trading market was made by the company, not the investors, and was not an inducement in the purchase of the securities. Placement agent fees of $1,599 were paid to Astor Capital, Inc., of which each of our directors is a co-founder and managing partner.

     In November 2003, 23.958 restricted shares of our common stock (pre-split) were issued for $1,150 to one investor, Pembrooke Partners, pursuant to a private placement offering under Section 4(2) and Rule 506 of Regulation D under the Securities Act. The investor was an accredited investor and the transaction was conducted in full compliance with the requirements of Regulation D. No general solicitation, offering or sale was conducted in connection with the issuance of shares. The investor had access to information about the company, and was a sophisticated investor or had access to advisors as necessary. The company ensured that the investor was aware that the securities acquired in the transaction were restricted, and cannot be resold without registration under the Securities Act of 1933, as amended, or an exemption therefrom. The company exercised reasonable inquiry to determine that the investor was acquiring the securities for himself or for other persons, executed a written subscription agreement prior to sale notifying the investor that the securities have not been registered under the Act or unless an exemption from registration is available, and ensured that a legend was placed on the certificate or other document that evidences the securities stating that the securities have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the securities. Placement agent fees of approximately $115 were paid to Astor Capital, Inc., of which each of our directors is a co-founder and managing partner.

     In November 2003, we effected a 480-for-1 stock split of our common stock.

     Pursuant to an amendment to our articles of incorporation effected by us in November 2003, we effected a recapitalization whereby we authorized two new classes of common stock, Class A common stock and Class B common stock. Pursuant to the recapitalization, shares of common stock held by each of Jacques Tizabi and Ali Moussavi were converted into 6,000,000 shares of our Class A common stock (post-split), and 6,000,000 shares of our Class B common stock (post-split). All other shares of common stock were converted into shares of our Class A common stock. The Class A common stock and the Class B common stock have identical rights other than with respect to voting, conversion and transfer. The Class A common stock is entitled to one vote per share while the Class B common stock is entitled to ten votes per share on all matters submitted to a vote of stockholders. The shares of Class B common stock are convertible at any time at the option of the holder into shares of Class A common stock on a share-for-share basis. In addition, shares of Class B common stock are automatically converted into a like number of shares of Class A common stock upon any transfer to any person or entity which is not a permitted transferee (as defined in our articles of incorporation).


     In January 2004, we issued an aggregate of 50,000 shares of restricted common Stock for gross proceeds of $5,000 to one investor, Pembrooke Partners, pursuant to a private placement offering. This transaction was conducted as a private placement in full compliance with the requirements of Regulation S promulgated under the Securities Act. Pembrooke Partners is not a "U.S. Person" as defined in Regulation S. Christoffe Oriac has investment power and voting control over securities held by Pembrooke Partners. Mr. Oriac is resident in Zurich, Switzerland and, thus, is not a U.S. Person. The offer and sale of these shares was made outside the United States, as defined in Regulation S, and no offer or sale of these shares was made in the United States. Pembrooke Partners signed a representation letter acknowledging that it is not a U.S. Person and is not acquiring these shares for the account or benefit of any U.S. Person or is a U.S. Person who purchased these shares in a transaction that did not require registration under the Securities Act. Pembrooke Partners agreed to sell these shares only in accordance with Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from such registration; and agreed not to engage in hedging transactions with regard to these shares unless in compliance with the Securities Act. The stock certificate evidencing these shares contains a legend to the effect that transfer of such shares is prohibited except in accordance with Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from such registration; and that hedging transactions involving such shares may not be conducted unless in compliance with the Securities Act. The investor had access to information about the company, and was a sophisticated investor or had access to advisors as necessary. The company ensured that the investor was aware that the securities acquired in the transaction were restricted, and cannot be resold without registration under the Securities Act, or an exemption therefrom. The decision to register the securities and create a public trading market was made by the company, not the investor, and was not an inducement in the purchase of the securities. Placement agent fees of $500 were paid to Astor Capital, Inc., of which each of our directors is a co-founder and managing partner.

     In April 2004, we issued an aggregate of 10,000 shares of restricted common Stock for gross proceeds of $5,000 to one investor, Mark Ashley Shepperson, pursuant to a private placement offering. This transaction was conducted as a private placement in full compliance with the requirements of Regulation S promulgated under the Securities Act. The investor had access to information about the company, and was a sophisticated investor or had access to advisors as necessary. Mr. Shepperson is resident in the United Kingdom and, thus, is not a "U.S. Person" as defined in Regulation S. The offer and sale of these shares was made outside the United States, as defined in Regulation S, and no offer or sale of these shares was made in the United States. Mr. Shepperson signed a representation letter acknowledging that he is not a U.S. Person and is not acquiring these shares for the account or benefit of any U.S. Person or is a U.S. Person who purchased these shares in a transaction that did not require registration under the Securities Act. Mr. Shepperson agreed to sell these shares only in accordance with Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from such registration; and agreed not to engage in hedging transactions with regard to these shares unless in compliance with the Securities Act. The stock certificate evidencing these shares contains a legend to the effect that transfer of such shares is prohibited except in accordance with Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from such registration; and that hedging transactions involving such shares may not be conducted unless in compliance with the Securities Act. The investor had access to information about the company, and was a sophisticated investor or had access to advisors as necessary. The company ensured that the investor was aware that the securities acquired in the transaction were restricted, and cannot be resold without registration under the Securities Act, or an exemption therefrom. The decision to register the securities and create a public trading market was made by the company, not the investor, and was not an inducement in the purchase of the securities.


     As of June 30, 2004, there were 20,771,250 shares of Class A common stock (post-split) and 12,000,000 shares of our Class B common stock (post-split) issued and outstanding. Other than the fact that shares of our Class B Common Stock are convertible into shares of our Class A Common Stock as described above, there are no issued and outstanding debt or equity securities of any type or class other than the Class A and Class B common stock. None of the Class A and Class B common stock issued have any convertible or other unique features, and contain all and only those characteristics identified in our discussion entitled "Description of Securities - Common Stock." There are 27 individual stockholders of our Class A common stock, two of which are also individual holders of our Class B common stock, without aggregating family or related party units.

Item 27 Exhibits and Financial Statement Schedules

     (A)  Exhibits


Exhibit Number            Description of Exhibit
--------------   -------------------------------------------------------------
3.1 (a)+         Articles of Incorporation of the Registrant.
3.1 (b)+         Certificate of Amendment to Articles of Incorporation
3.1 (c)+         Certificate of Amendment to Articles of Incorporation
3.2+             Amended and Restated Bylaws of the Registrant
4.1+             Specimen Class A Common Stock Certificate
5.1+             Opinion of Woodburn and Wedge.
10.1+            2003 Stock Option, Deferred Stock and Restricted Stock Plan
10.2+            Promissory note dated as of April 7, 2003 by and between
                 Jacques Tizabi and the Registrant.
10.2(a)+         Amendment to note dated as of April 7, 2004 by and between
                 Jacques Tizabi and the Registrant.
10.3+            Registration Rights Agreement dated as of November 21, 2003 by and between Messrs. Tizabi and
                 Moussavi and the Registrant.
23.1             Consent of AJ Robbins PC.
23.2+            Consent of Kirkpatrick & Lockhart LLP (contained in
                 Exhibit 5.1).
24.1+            Power of attorney (included on signature page of Registration
                 Statement).
-----------------
   + Previously filed.
-----------------


Item 28 Undertakings

     The undersigned Registrant hereby undertakes with respect to the securities being offered and sold in this offering:

     (1) To file, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to:

          (a) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (c) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act of 1933, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by director, officer or controlling person relating to the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 9th day of August, 2004.


                                                    RIDDLE RECORDS, INC.

                                           By:      /s/  Jacques  Tizabi
                                                    ----------------------------
                                                    Jacques Tizabi
                                                    President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

   SIGNATURE                      TITLE                               DATE
-------------------  --------------------------------------     ----------------

/s/ Jacques Tizabi   President, Chief Executive Officer and      August 9, 2004
-------------------  Director (Principal Executive Officer)
  Jacques Tizabi



 /s/ Ali Moussavi
-------------------
   Ali Moussavi      Secretary, Treasurer and Director           August 9, 2004
                     (Principal Financial and Accounting
                      Officer)

                                INDEX TO EXHIBITS


Exhibit Number            Description of Exhibit
--------------   -------------------------------------------------------------
3.1 (a)+         Articles of Incorporation of the Registrant.
3.1 (b)+         Certificate of Amendment to Articles of Incorporation
3.1 (c)+         Certificate of Amendment to Articles of Incorporation
3.2+             Amended and Restated Bylaws of the Registrant
4.1+             Specimen Class A Common Stock Certificate
5.1+             Opinion of Woodburn and Wedge.
10.1+            2003 Stock Option, Deferred Stock and Restricted Stock Plan
10.2+            Promissory note dated as of April 7, 2003 by and between
                 Jacques Tizabi and the Registrant.
10.2(a)+         Amendment to note dated as of April 7, 2004 by and between
                 Jacques Tizabi and the Registrant.
10.3+            Registration Rights Agreement dated as of November 21, 2003 by and between Messrs. Tizabi and
                 Moussavi and the Registrant.
23.1             Consent of AJ Robbins PC.
23.2+            Consent of Kirkpatrick & Lockhart LLP (contained in
                 Exhibit 5.1).
24.1+            Power of attorney (included on signature page of Registration
                 Statement).
-----------------
   + Previously filed.
-----------------